SECURITIES AND EXCHANGE COMMISSION
     Washington, D.C. 20549

     SCHEDULE 14A INFORMATION
     Proxy Statement Pursuant to Section 14(a) of the Securities
     Exchange Act of 1934

          Filed by the Registrant /x/
          Filed by a Party other than the Registrant

          Check the appropriate box:
          / / Preliminary Proxy Statement  / /Confidential, For
                                          Use of Commission Only
                                            (as permitted by Rule 14a-
                                           6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

     T. ROWE PRICE RENAISSANCE FUND, Ltd.,
     A Sales-Commission-Free Real Estate Investment

     (Name of Registrant as Specified in Its Charter)

     (Names of Person(s) Filing Proxy Statement, if Other Than the
     Registrant)

     Payment of Filing Fee (Check the appropriate box):
     / / No fee required
     /x/ Fee computed on table below per Exchange Act Rules 14a-
          6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies: common stock, par value $.001 per share (the "Common Stock")
     (2)  Aggregate number of securities to which transaction applies:
          1,600,062 shares of Common Stock
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
            The filing fee of $5,430 has been calculated in
            accordance with Rule 0-11 under the Exchange Act and is equal to 1/50 of 1% of $27,150,000 (the aggregate amount of the cash to be received by the Registrant).
     (4)  Proposed maximum aggregate value of transaction:
           $27,150,000
      (5) Total fee paid:
           $5,430
     /x/  Fee paid previously with preliminary materials:
















          The fee of $5,430 was paid in full upon the filing of the Registrant's preliminary consent solicitation materials with the Commission on June 9, 1997 (Commission File No. 0-19180).
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, of the form or schedule and the date of its filing.
          (1) Amount previously paid:

          (2) Form, Schedule or Registration Statement no.:

          (3) Filing Party:

          (4) Date Filed:


















































     T. Rowe Price Renaissance Fund, Ltd.,
     A Sales-Commission-Free Real Estate Investment
     100 East Pratt Street, Baltimore, MD 21202

     James S. Riepe
     Chairman of the Board and President

     July 28, 1997

     Fellow Stockholder:

     You are invited to attend the 1997 Annual Meeting of Stockholders. At the Annual Meeting, you will be asked to consider and vote on several proposals, including a proposal to approve the sale of all of T. Rowe Price Renaissance Fund s remaining four properties to Glenborough Realty Trust
     Incorporated, and the complete liquidation of the Fund.

     The enclosed materials discuss the transaction in detail, but we would like to summarize the reasons why the Board of Directors recommends that you vote in favor of the transaction.

          The Fund expects to benefit substantially by selling properties together instead of individually. Benefits include lower aggregate sales costs, more modest adjustments to the sale price, and faster liquidation of the Fund.

          The Fund has held certain properties for the period anticipated when the Fund was organized, and current market conditions appear favorable for a sale.

          The price offered by Glenborough should allow Stockholders to liquidate their investments for an amount that exceeds the most recent estimated share value.

          The Board has obtained a "Fairness Opinion" from Legg
          Mason s corporate finance division, indicating that the sale is fair to the Fund and to its Stockholders from a financial point of view.

     The enclosed materials contain a complete discussion of the advantages and disadvantages of the transaction under the heading "PROPOSAL 1: APPROVAL OF THE TRANSACTION-Recommendation of the Board of Directors; Purposes and Reasons for the Transaction." After carefully weighing the facts and circumstances associated with the Glenborough transaction as well as alternative courses of action, the Board concluded that the bulk property sale to Glenborough and subsequent liquidation of the Fund is an outstanding opportunity to maximize value for investors.

















     Therefore, we recommend you vote for the proposed transaction by voting now and returning the enclosed proxy card in the accompanying postage-paid envelope. The affirmative vote of two-thirds (2/3) of all the votes entitled to be cast on the matter will be required to complete the Transaction. Therefore, your participation is extremely important, and your early response could save the Fund the substantial costs associated with a follow-up mailing. If you have any questions, please feel free to call one of our real estate representatives at 1-800-962-8300.

     Sincerely,

     James S. Riepe























































     T. ROWE PRICE RENAISSANCE FUND, Ltd.,
     A Sales-Commission-Free Real Estate Investment
     100 East Pratt Street, Baltimore, Maryland 21202    July 28, 1997


     Notice of Annual Meeting of Stockholders

     September 11, 1997

     Lenora V. Hornung
     Secretary

     Dear Stockholder:

          You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of T. Rowe Price Renaissance Fund, Ltd., A Sales-Commission-Free Real Estate Investment, a Maryland corporation (the "Fund"), at 1:00 p.m., local time, on September 11, 1997. The Annual Meeting is being held at the offices of T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, Maryland 21202, for the following purposes:

          1. To consider and vote on a proposal to approve (a) the sale of substantially all of the assets of the Fund (the "Sale"), which currently consists of interests in four properties, as contemplated by the Purchase and Sale Agreement and Joint Escrow Instructions dated as of April 11, 1997, with Glenborough Realty Trust Incorporated and Glenborough Properties, L.P. as the buyers, and (b) the complete liquidation and dissolution of the Fund (the "Dissolution" and, together with the Sale, the "Transaction") in the manner described in the accompanying Proxy Statement. Such Dissolution will result in the distribution to the Stockholders of all net Sale proceeds and other net assets of the Fund after completion of the Sale, all as more fully described in the accompanying Proxy Statement.

          2. To consider and vote on a proposal to elect three members to the Fund's Board of Directors, each to hold office until the next Annual Meeting of Stockholders, if any, and until his successor is duly elected and qualified.

          3. To consider and vote on a proposal to ratify the appointment of KPMG Peat Marwick LLP as the Fund's independent auditors for the year ending December 31, 1997 or, in the event the Fund dissolves prior to December 31, 1997, for such shorter period ending on the date of dissolution.

















          4. To consider and transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

          The presence, in person or by proxy, of the holders of shares of common stock of the Fund, par value $.001 per share (the "Shares"), entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will be necessary to constitute a quorum. Stockholders are entitled to cast one vote per Share on each matter that is submitted to Stockholders for approval. The affirmative vote of two-thirds (2/3) of all the votes entitled to be cast on the matter will be required to approve the Transaction in accordance with Maryland law. For purposes of electing directors at the Annual Meeting, the nominees receiving the affirmative vote of a plurality of the votes cast at the Annual Meeting will be elected as directors of the Fund. The affirmative vote of a majority of all the votes cast at the Annual Meeting will be required for (i) the ratification of the appointment of KPMG Peat Marwick LLP as the Fund's independent auditors, and (ii) the approval of any other matter that may properly be submitted to a vote of the Stockholders at the Annual Meeting.

          Pursuant to the Maryland General Corporation Law (the "MGCL"), Stockholders who do not vote in favor of the Transaction and who comply with the requirements of Title 3, Subtitle 2 of the MGCL will have, if the Sale is consummated, the right to seek appraisal of their Shares. For a more complete description of such appraisal rights, see "PROPOSAL 1: APPROVAL OF THE TRANSACTION-Stockholders' Rights of Appraisal" in the accompanying Proxy Statement.

          The Board of Directors has fixed July 2, 1997 as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof, and only Stockholders of record at the close of business on that date are entitled to such notice and to vote at the Annual Meeting.

                                        Sincerely,



                                        LENORA V. HORNUNG
                                        Secretary

     Baltimore, Maryland
     July 28, 1997


                           YOUR VOTE IS IMPORTANT















          It is important that holders of at least a majority of the outstanding Shares be represented at the Annual Meeting in person or by proxy in order to constitute a quorum. Therefore, regardless of whether you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed postage-paid envelope. A Stockholder executing a proxy may revoke such proxy, at any time before the Shares subject to the proxy are voted, by (i) filing with the Secretary of the Fund at the Fund's principal executive offices
     (a) a written notice of revocation bearing a later date than the proxy or (b) a duly executed proxy relating to the same Shares bearing a later date than the original proxy, or (ii) attending the Annual Meeting in person and voting his or her Shares in person.




















































                   T. ROWE PRICE RENAISSANCE FUND, Ltd.,
               A Sales-Commission-Free Real Estate Investment
                           100 East Pratt Street
                         Baltimore, Maryland 21202

                       Annual Meeting of Stockholders

                             September 11, 1997

                              PROXY STATEMENT

          This Proxy Statement is being furnished to the stockholders (the "Stockholders") of T. Rowe Price Renaissance Fund, Ltd., A Sales-Commission-Free Real Estate Investment, a Maryland corporation (the "Fund"), in connection with the solicitation of proxies by the Board of Directors of the Fund (the "Board of Directors" or the "Board") from holders of outstanding shares of common stock of the Fund, par value $.001 per share (the "Shares"), for use at the Annual Meeting of Stockholders to be held on September 11, 1997, and at any adjournment or postponement thereof (the "Annual Meeting").

          At the Annual Meeting, Stockholders will be asked to consider and vote on a proposal to approve (a) the sale of substantially all of the assets of the Fund (the "Sale"), which currently consists of interests in four properties, as contemplated by the Purchase and Sale Agreement and Joint Escrow Instructions dated as of April 11, 1997 (the "Purchase and Sale Agreement"), with Glenborough Realty Trust Incorporated and Glenborough Properties, L.P. as the buyers (the "Purchaser"), and
     (b) the complete liquidation and dissolution of the Fund (the "Dissolution" and, together with the Sale, the "Transaction") in the manner described in this Proxy Statement. Such Dissolution will result in the distribution to the Stockholders of all net Sale proceeds and other net assets of the Fund after completion of the Sale, all as more fully described under the caption "PROPOSAL 1: APPROVAL OF THE TRANSACTION-The Dissolution."

          At the Annual Meeting, Stockholders will also be asked to consider and vote on (i) a proposal to elect three members to the Fund's Board of Directors, each to hold office until the next Annual Meeting of Stockholders, if any, and until his successor is duly elected and qualified, (ii) a proposal to ratify the appointment of KPMG Peat Marwick LLP as the Fund's independent auditors for the year ending December 31, 1997 or, in the event the Fund dissolves prior to December 31, 1997, for such shorter period ending on the date of dissolution and (iii) such other proposals as may properly be brought before the Annual Meeting.

          As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting. Unless contrary instructions are indicated on the enclosed proxy, all Shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted (i) FOR the approval of the Transaction, (ii) FOR the election of the three nominees named herein for election to the Board of Directors and
     (iii) FOR the ratification of the appointment of KPMG Peat Marwick LLP as the Fund's independent auditors. If any other matters are properly presented at the Annual Meeting for consideration, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the judgment and in the discretion of the persons acting thereunder. In the event a Stockholder specifies a different choice by means of the enclosed proxy card, his or her Shares will be voted in accordance with the specification so made.

          This Proxy Statement, the attached Notice of Annual Meeting of Stockholders and the enclosed proxy card are first being mailed to Stockholders on or about July 28, 1997.



             The date of this Proxy Statement is July 28, 1997.










































                             TABLE OF CONTENTS

     SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

     INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . 5
        General  . . . . . . . . . . . . . . . . . . . . . . . . . . 5
        Matters to be Considered . . . . . . . . . . . . . . . . . . 5
        Outstanding Shares and Voting Rights . . . . . . . . . . . . 5
        Information Concerning Solicitation of Proxies . . . . . . . 6
        Revocation of Proxies  . . . . . . . . . . . . . . . . . . . 6

     PROPOSAL 1: APPROVAL OF THE TRANSACTION . . . . . . . . . . . . 7
        Description of the Fund  . . . . . . . . . . . . . . . . . . 7
        Background of the Disposition Plan . . . . . . . . . . . . . 7
        Background of the Sale . . . . . . . . . . . . . . . . . . . 8
        Description of the Properties to be Sold . . . . . . . . . . 8
        Annual Valuation . . . . . . . . . . . . . . . . . . . . .  10
        Fairness Opinion . . . . . . . . . . . . . . . . . . . . .  10
        Recommendation of the Board of Directors;
           Purposes and Reasons for the Transaction  . . . . . . .  14
        Stockholders' Rights of Appraisal  . . . . . . . . . . . .  16
        Failure to Approve the Transaction . . . . . . . . . . . .  17
        Terms of the Purchase and Sale Agreement . . . . . . . . .  17
        The Dissolution  . . . . . . . . . . . . . . . . . . . . .  20

     BENEFITS OF THE TRANSACTION TO AND POSSIBLE CONFLICTS
     OF THE FUND AND ITS AFFILIATES  . . . . . . . . . . . . . . .  21

     CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE  21
        Taxation of the Fund . . . . . . . . . . . . . . . . . . .  21
        Taxation of Stockholders . . . . . . . . . . . . . . . . .  22

     PROPOSAL 2: ELECTION OF DIRECTORS . . . . . . . . . . . . . .  23
        Nominees for Election to the Board of Directors  . . . . .  23
        Vote Required and Recommendation . . . . . . . . . . . . .  24
        Information Regarding Board Meetings and Committees  . . .  24
        Compensation of Directors  . . . . . . . . . . . . . . . .  25
        Management . . . . . . . . . . . . . . . . . . . . . . . .  25
        Executive Compensation and Related Matters . . . . . . . .  25
        Certain Relationships and Related Transactions . . . . . .  26
        Compliance with Section 16(a)
          of the Securities Exchange Act of 1934 . . . . . . . . .  26

     PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT
     AUDITORS
        Vote Required and Recommendation . . . . . . . . . . . . .  27

     MARKET FOR THE FUND'S COMMON EQUITY AND
     RELATED STOCKHOLDER MATTERS . . . . . . . . . . . . . . . . .  28

     SELECTED HISTORICAL FINANCIAL DATA  . . . . . . . . . . . . .  29
















     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . .  30
        Results of Operations  . . . . . . . . . . . . . . . . . .  30
        Liquidity and Capital Resources  . . . . . . . . . . . . .  31
        Forward-Looking Information  . . . . . . . . . . . . . . .  32

     BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . .  33

     VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF . . . . . . .  34

     LITIGATION  . . . . . . . . . . . . . . . . . . . . . . . . .  34

     OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING  . . .  34

     INFORMATION CONCERNING PROPOSALS OF STOCKHOLDERS  . . . . . .  34

     AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . .  35

     INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . .  36

     APPENDICES
        Appendix I --  Opinion of Legg Mason Wood Walker,
     Incorporated  . . . . . . . . . . . . . . . . . . . . . . . . A-1
        Appendix II -- Title 3, Subtitle 2, of the Maryland General
     Corporation Law . . . . . . . . . . . . . . . . . . . . . . . B-1









































                                  SUMMARY

          The following is a summary of certain information contained elsewhere in this Proxy Statement. References are made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Proxy Statement. Unless otherwise defined herein, terms used in this Summary have the respective meanings ascribed to them elsewhere in this Proxy Statement. Stockholders are urged to read this Proxy Statement in its entirety.


     The Fund

     T. Rowe Price Renaissance Fund, Ltd.,
     A Sales-Commission-Free
     Real Estate Investment       The Fund directly owns four commercial
                                  properties (collectively "Properties"
                                  and individually a "Property"),
                                  consisting of three office buildings
                                  and one industrial park.  The principal
                                  offices of the Fund are located at 100
                                  East Pratt Street, Baltimore, Maryland
                                  21202, and its telephone number is 1-
                                  800-962-8300.

     The Purchaser

     Glenborough Realty Trust
     Incorporated and Glenborough
     Properties, L.P              Glenborough Realty Trust Incorporated
                                  is a Maryland corporation whose shares
                                  trade on the New York Stock Exchange.

                                  Glenborough Realty Trust Incorporated
                                  is the general partner of Glenborough
                                  Properties, L.P., a Delaware limited
                                  partnership.  The principal offices of
                                  the Purchaser are located at 400 South
                                  El Camino Real, San Mateo, California
                                  94402.

     The Transaction

     General The Transaction is a single proposal to be approved by the Stockholders and consists of (a) the Sale of all four Properties to the Purchaser for an aggregate purchase price of
                                  $27,150,000, subject to certain
















                                  adjustments at or prior to closing, and
                                  (b) the Dissolution of the Fund.

     Background of the
     Transaction                  In 1996, the Fund's Management, based
                                  upon its belief that the real estate
                                  markets were improving and the fact
                                  that the Fund was approaching the end
                                  of its expected duration, indicated its
                                  intention to dispose of all of the
                                  Fund's Properties in the next two to
                                  three years.  In January 1997, the
                                  Purchaser contacted the Fund and
                                  indicated its desire to purchase the
                                  Fund's Properties.  After a series of
                                  negotiations, the Fund and the
                                  Purchaser entered into an agreement for
                                  the Fund to sell its Properties to the
                                  Purchaser, subject to certain
                                  contingencies. See "PROPOSAL 1:
                                  APPROVAL OF THE TRANSACTION -
                                  Background of the Disposition Plan" and
                                  "-Background of the Sale."


     Recommendations of the
     Board of Directors           The Board of Directors has carefully
                                  considered the Transaction and has
                                  concluded that the Transaction is in
                                  the best interests of the Fund and the
                                  Stockholders.  Accordingly, the  Board
                                  of  Directors  unanimously approved the
                                  Transaction and is recommending that
                                  Stockholders vote FOR approval of the
                                  Transaction.   See  "PROPOSAL 1:
                                  APPROVAL OF THE TRANSACTION-
                                  Recommendation of the Board of
                                  Directors; Purposes and Reasons for the
                                  Transaction."

     Security Ownership
     by Directors and Executive Officers
                                  At the Record Date, no executive
                                  officer or director of the Fund
                                  beneficially owned 1% or more of the
                                  outstanding Shares, except that James
                                  S. Riepe, the Chairman of the Board and
                                  President of the Fund, beneficially
                                  owned 16,800 Shares, including 16,000
                                  Shares owned of record by T. Rowe Price
                                  Real Estate Group, Inc., with respect















                                  to which Mr. Riepe has joint voting and
                                  investment power, and as to which Mr.
                                  Riepe disclaims beneficial ownership.
                                  Such Shares constitute 1% of the
                                  outstanding Shares of the Fund.  At the
                                  Record Date, all other officers and
                                  directors of the fund, as a group,
                                  beneficially owned 374 shares (less
                                  than 1% of the outstanding shares).  At
                                  the Record Date, approximately 599,374
                                  Shares, representing 37% of the
                                  outstanding Shares, were registered to
                                  the T. Rowe Price Trust Company as
                                  Custodian for participants in the T.
                                  Rowe Price Funds Individual Retirement
                                  Accounts, as Custodian for participants
                                  in various 403(b)(7) plans, and as
                                  Custodian for various profit sharing
                                  and money purchase plans.  The T. Rowe
                                  Price Trust Company has no beneficial
                                  interest in such accounts and no
                                  control over investment decisions with
                                  respect to such accounts, nor any other
                                  accounts for which it may serve as
                                  trustee or custodian with respect to an
                                  investment in the Fund.  All officers
                                  and directors of the fund intend to
                                  vote their Shares, and Mr. Riepe
                                  intends to vote his Shares and the
                                  Shares owned of record by T. Rowe Price
                                  Real Estate Group, Inc., in favor of
                                  each of the proposals to be considered
                                  at the Annual Meeting. See
                                  "INTRODUCTION Outstanding Shares and
                                  Voting Rights" and "VOTING SECURITIES
                                  AND PRINCIPAL HOLDERS THEREOF."
     Opinion of Financial
     Consultant                   Legg Mason Wood Walker,
                                  Incorporated ("Legg Mason") acted as a
                                  financial consultant to the Board of
                                  Directors of the Fund in connection
                                  with the Transaction.  The Board of
                                  Directors has received an opinion from
                                  Legg Mason that the Sale is fair, from
                                  a financial point of view, to the Fund
                                  and the Stockholders.  See "PROPOSAL 1:
                                  APPROVAL OF THE TRANSACTION-Fairness
                                  Opinion."
     Consummation of the
     Sale                         The Sale will be consummated as
                                  promptly as practicable after obtaining















                                  the requisite approval of the
                                  Stockholders to the Transaction and the
                                  satisfaction or, where permissible,
                                  waiver of all conditions to the Sale.

     Appraisal Rights             Pursuant to the Maryland General
                                  Corporation Law (the "MGCL"),
                                  Stockholders who do not vote in favor
                                  of the Transaction and who comply with
                                  the requirements of Title 3, Subtitle 2
                                  of the MGCL will have, if the Sale is
                                  consummated, the right to seek
                                  appraisal of their Shares.  For a more
                                  complete description of such appraisal
                                  rights, see "PROPOSAL 1: APPROVAL OF
                                  THE TRANSACTION-Stockholders' Rights of
                                  Appraisal."

     Certain Federal and State
     Income Tax Consequences      The receipt of cash distributions in
                                  respect of Shares pursuant to the
                                  Dissolution will be a taxable
                                  transaction for federal income tax
                                  purposes and may also be a taxable
                                  transaction under applicable state,
                                  local, foreign and other tax laws.  For
                                  federal income tax purposes, each
                                  taxable Stockholder will generally
                                  recognize gain or loss equal to the
                                  difference between the amount of cash
                                  distributions received and such
                                  Stockholder's tax basis for the Shares.
                                  Such gain or loss will be capital gain
                                  or loss (assuming the Shares are held
                                  as a capital asset) and any such
                                  capital gain or loss will be long term
                                  if, as of the date of sale, the Shares
                                  were held for more than one year or
                                  will be short term if, as of such date,
                                  the Shares were held for one year or
                                  less.  See "CERTAIN FEDERAL AND STATE
                                  INCOME TAX CONSEQUENCES OF THE
                                  TRANSACTION."























     Final Distributions
     and Dissolution              As promptly as practicable following
                                  the consummation of the Sale, the Board
                                  of Directors will determine the amount
                                  of assets that it believes will be
                                  sufficient to pay the Fund's recorded
                                  liabilities.  The balance of the Fund's
                                  assets will be promptly distributed to
                                  the Stockholders. It is expected that
                                  all or a substantial portion of such
                                  net assets will be distributed no later
                                  than the quarter following the closing
                                  of the Sale. See "PROPOSAL 1: APPROVAL
                                  OF THE TRANSACTION-The Dissolution."

     Other Proposals

     General At the Annual Meeting, Stockholders will also be asked to consider and vote on (i) a proposal to elect three members to the Fund's Board of Directors, each to hold office until the next Annual Meeting of
                                  Stockholders, if any, and until his
                                  successor is duly elected and
                                  qualified, (ii) a proposal to ratify
                                  the appointment of KPMG Peat Marwick
                                  LLP as the Fund's independent auditors
                                  for the year ending December 31, 1997
                                  or, in the event the Fund dissolves
                                  prior to December 31, 1997, for such
                                  shorter period ending on the date of
                                  dissolution and (iii) such other
                                  proposals as may properly be brought
                                  before the Annual Meeting.

     Recommendations of
     the Board of Directors       The Board of Directors has unanimously
                                  approved (i) the nomination of each of
                                  the individuals named herein to serve
                                  as a director of the Fund and (ii) the
                                  appointment of KPMG Peat Marwick LLP as
                                  the Fund's independent auditors.
                                  Accordingly, the Board of Directors is
                                  recommending that Stockholders vote FOR
                                  the election of each of the persons
                                  nominated to serve as a director of the
                                  Fund, and FOR the ratification of the
                                  appointment of KPMG Peat Marwick LLP as
                                  the Fund's independent auditors.
















     Outstanding Shares and Voting Rights

     Record Date; Shares
     Entitled to Vote             Only Stockholders of record at the
                                  close of business on July 2, 1997 are
                                  entitled to notice of, and to vote at,
                                  the Annual Meeting.  At such date there
                                  were outstanding 1,600,062 Shares, each
                                  of which will entitle the record
                                  owner thereof to one vote. See
                                  "INTRODUCTION-Outstanding Shares and
                                  Voting Rights."

     Purposes of the Annual Meeting
                                  Proxies are being solicited (i) to
                                  approve the Transaction, (ii) to elect
                                  three members to the Fund's Board of
                                  Directors, (iii) to ratify the
                                  appointment of KPMG Peat Marwick LLP as
                                  the Fund's independent auditors and
                                  (iv) to consider and transact such
                                  other business as may properly be
                                  brought before the Annual Meeting. See
                                  "INTRODUCTION-Matters to be
                                  Considered."

     Vote Required
                                  The presence, in person or by proxy, of
                                  the holders of Shares entitled to cast
                                  a majority of all the votes entitled to
                                  be cast at the Annual Meeting will be
                                  necessary to constitute a quorum.
                                  Stockholders are entitled to cast one
                                  vote per Share on each matter that is
                                  submitted to Stockholders for approval.
                                  The affirmative vote of two-thirds
                                  (2/3) of all the votes entitled to be
                                  cast on the matter will be required to
                                  approve the Transaction in accordance
                                  with Maryland law.  For purposes of
                                  electing directors at the Annual
                                  Meeting, the nominees receiving the
                                  affirmative vote of a plurality of the
                                  votes cast at the Annual Meeting will
                                  be elected as directors of the Fund.
                                  The affirmative vote of a majority of
                                  all the votes cast at the Annual
                                  Meeting will be required for (i) the
                                  ratification of the appointment of KPMG
                                  Peat Marwick LLP as the Fund's
                                  independent auditors, and (ii) the















                                  approval of any other matter that may
                                  properly be submitted to a vote of the
                                  Stockholders at the Annual Meeting. See
                                  "INTRODUCTION-Outstanding Shares and
                                  Voting Rights."






























































                                INTRODUCTION
     General

          This Proxy Statement is being furnished to Stockholders in connection with the solicitation of proxies by the Board of Directors from holders of outstanding Shares for use at the Annual Meeting and at any adjournment or postponement thereof.

          This Proxy Statement, the attached Notice of Annual Meeting of Stockholders and accompanying proxy card are first being mailed to Stockholders on or about July 28, 1997.

     Matters to be Considered

          At the Annual Meeting, the Stockholders will be asked to consider and vote on the following:

          1. A proposal to approve the Transaction, which consists of (a) the Sale of substantially all of the assets of the Fund, as contemplated by the Purchase and Sale Agreement, and (b) the Dissolution of the Fund. Such Dissolution will result in the distribution to the Stockholders of all net Sale proceeds and other net assets of the Fund after completion of the Sale. See "PROPOSAL 1: APPROVAL OF THE TRANSACTION-The Dissolution."

          2. A proposal to elect three members to the Fund's Board of Directors, each to hold office until the next
               Annual Meeting of Stockholders, if any, and until his successor is duly elected and qualified.

          3. A proposal to ratify the appointment of KPMG Peat Marwick LLP as the Fund's independent auditors for the year ending December 31, 1997 or, in the event the Fund dissolves prior to December 31, 1997, for such shorter period ending on the date of dissolution.

          4. Such other proposals as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

          As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Annual Meeting. Unless contrary instructions are indicated on the enclosed proxy, all Shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth below) will be voted (i) FOR the approval of the Transaction, (ii) FOR the election of the three nominees named herein for election to the Board of Directors and
     (iii) FOR the ratification of the appointment of KPMG Peat Marwick LLP as the Fund's independent auditors. If any other matters are properly presented at the Annual Meeting for consideration, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the judgment and in the discretion of the persons acting thereunder. In the event a Stockholder specifies a different choice by means of the enclosed proxy card, his or her Shares will be voted in accordance with the specification so made.

     Outstanding Shares and Voting Rights

          The Board of Directors has set the close of business on July 2, 1997 as the record date (the "Record Date") for determining Stockholders of the Fund entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date there were 1,600,062 Shares issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Holders of Shares are entitled to one vote per Share on each matter that is submitted to Stockholders for approval.

          At the Record Date, no executive officer or director of the Fund beneficially owned 1% or more of the outstanding Shares, except that James S. Riepe, the Chairman of the Board and President of the Fund, beneficially owned 16,800 Shares, including 16,000 Shares owned of record by T. Rowe Price Real Estate Group, Inc., with respect to which Mr. Riepe has joint voting and investment power, and as to which Mr. Riepe disclaims beneficial ownership. Such Shares constitute 1% of the outstanding Shares of the Fund. At the Record Date, all other officers and directors of the Fund, as a group, beneficially owned 374 Shares (less than 1% of the outstanding Shares). At the Record Date, approximately 599,374 Shares, representing 37% of the outstanding Shares, were registered to the T. Rowe Price Trust Company as Custodian for participants in the T. Rowe Price Funds Individual Retirement Accounts, as Custodian for participants in various 403(b)(7) plans, and as Custodian for various Profit Sharing and Money Purchase plans. The T. Rowe Price Trust Company has no beneficial interest in such accounts and no control over investment decisions with respect to such accounts, nor any other accounts for which it may serve as trustee or custodian with respect to an investment in the Fund. All officers and directors of the Fund intend to vote their Shares, and Mr. Riepe intends to vote his Shares and the Shares owned of record by T. Rowe Price Real Estate Group, Inc., in favor of each of the proposals to be considered at the Annual Meeting. See "VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF."

          The presence, in person or by proxy, of the holders of Shares entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will be necessary to constitute a quorum. Stockholders are entitled to cast one vote per Share on each matter that is submitted to Stockholders for approval. The affirmative vote of two-thirds (2/3) of all the votes entitled to be cast on the matter will be required to approve the Transaction in accordance with Maryland law. For purposes of electing directors at the Annual Meeting, the nominees receiving the affirmative vote of a plurality of the votes cast at the Annual Meeting will be elected as directors of the Fund. The affirmative vote of a majority of all the votes cast at the Annual Meeting will be required for (i) the ratification of the appointment of KPMG Peat Marwick LLP as the Fund's independent auditors, and (ii) the approval of any other matter that may properly be submitted to a vote of the Stockholders at the Annual Meeting. Abstentions will be considered as Shares present and entitled to vote for purposes of determining the presence of a quorum. For purposes of the vote on approval of the Transaction, abstentions and broker non-votes will have the same effect as votes against the proposal. For purposes of the election of directors and the vote on the ratification of the appointment of KPMG Peat Marwick LLP as the Fund's independent auditors, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

          If less than a majority of the outstanding Shares are represented at the Annual Meeting, the holders of a majority of the Shares so represented may adjourn the Annual Meeting from time to time without further notice. In addition, the Board of Directors may, solely for purposes of soliciting additional votes in favor of one or more of the proposals to be considered at the Annual Meeting, adjourn the Annual Meeting from time to time, without further notice, to a date not more than 120 days after the Record Date.

     Information Concerning Solicitation of Proxies

          The costs of preparing, assembling and mailing the proxy material will be borne by the Fund. Solicitations will be made only by use of the mail except that, if deemed desirable, officers and regular employees of the Fund or its investment manager, T. Rowe Price Real Estate Group, Inc. ("Investment Manager"), or its affiliates may solicit proxies by telephone, facsimile and/or other means of communication. Such persons will receive no compensation therefor in addition to their regular salaries. Arrangements will be made with banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of the Shares held of record by such persons and to request authority for the execution of proxies. The Fund will reimburse such persons for their reasonable expenses incurred in this connection. The aggregate expenses anticipated to be incurred by the Fund relating to this solicitation are expected to be approximately $70,000.

     Revocation of Proxies

          A Stockholder executing a proxy may revoke such proxy, at any time before the Shares subject to the proxy are voted, by (i) filing with the Secretary of the Fund at the Fund's principal executive offices (a) a written notice of revocation bearing a later date than the proxy or (b) a duly executed proxy relating to the same Shares bearing a later date than the original proxy, or (ii) attending the Annual Meeting in person and voting his or her Shares in person (attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy). No revocation of a previously delivered proxy shall be effective unless it is received by the Secretary of the Fund before the votes represented by the proxy are cast at the Annual Meeting.

















































                                 PROPOSAL 1

                        APPROVAL OF THE TRANSACTION

     Description of the Fund

          The Fund was incorporated under the laws of the State of Maryland on June 14, 1989 for the primary purpose of acquiring a diversified portfolio of "undervalued" properties and operating and holding such properties for investment. Undervalued properties were considered to be those with prices that (i) had fallen significantly below recent historical levels as a result of over building and/or local economic downturns and which had the potential to increase substantially in value over the life of the Fund; or (ii) were priced below their intrinsic worth because of opportunities to add value through active property management, capital improvements, changes in management strategy, and/or improved market conditions.

          From inception through December 31, 1996, the Fund qualified and elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and has declared dividends to Stockholders of at least 100% of its taxable income since inception and has not been subject to federal income taxes on such income. The Fund was structured to have a finite life and to be self-liquidating in order to enable the Fund to commence an orderly liquidation of its investments after a planned holding period, distribute to its Stockholders the net proceeds derived from such liquidation (other than any funds set aside to provide for the payment of all expenses and other liabilities of the Fund) and thereafter dissolve. It was anticipated that the Fund would commence liquidation of its real estate investments approximately five to eight years following investment of the net proceeds of its November 1989 initial public offering; the exact termination date of the Fund is within the complete discretion of the Board of Directors and may occur earlier or later than originally anticipated, subject to real estate market conditions over the life of the Fund. The Properties were purchased by the Fund between 1990 and 1995.

          The Fund currently owns four commercial properties consisting of three office buildings and one industrial park.
     The Fund owned one additional commercial property, which was sold in November 1996.

     Background of the Disposition Plan

          In 1996, the Fund's Management indicated its intention to dispose of all of the Fund's Properties in the next two to three years. This decision was based upon Management's belief that the real estate market was improving, as well as the fact that certain of the Properties were nearing the end of their anticipated holding period. Over the past few years, the ability to sell properties generally has been enhanced by further improvements in the national real estate market. Pension funds, REITs and other institutional buyers have increased their purchasing activity in recent years compared to the early 1990's when these same institutional buyers were largely out of the market. Lower interest rates have also improved the market for selling properties as entrepreneurial buyers who require debt financing to purchase properties are able to borrow funds at more advantageous rates.

          More specifically, with respect to the Fund's Properties, improvements in the real estate capital markets and in the operating performance of certain Properties have enhanced the prospects for selling these Properties or the prices at which they can expect to be sold. Improvements in the Denver market and in the northern New Jersey market have caused rents to increase and concessions to tenants (such as free rent periods and tenant improvements) to decrease. As a result of improved occupancy and property cash flow and the improvement in the real estate capital markets, the Properties located in these areas are in an improved position for sale. See "-Description of Properties to be Sold," below, for more details concerning these properties.

          Accordingly, Management determined that the Fund should investigate opportunities for selling the Properties. The Buckley Square retail Property was marketed through local area retail brokers and was sold in November 1996. LaSalle Advisors Limited Partnership ("LaSalle"), the real estate adviser to the Fund, managed the sale.

     Background of the Sale

          In January 1997, the Fund was contacted by the agent of an unidentified buyer (which was later disclosed to be the Purchaser), who expressed an interest in purchasing all of the remaining real estate assets of the Fund and of the four other public real estate funds sponsored by T. Rowe Price Associates, Inc., an affiliate of the Fund ("Associates"). The four entities affiliated with the Fund are sometimes hereinafter referred to as "Affiliated Funds" and, together with the Fund, the "Funds."
     This contact was made after the Affiliated Funds had publicly disclosed their intention to sell all of their properties by the end of 1998. Later in January, after telephone discussions between this agent and representatives of the Fund, the Purchaser contacted the Fund and identified itself as the potential buyer. Thereafter, in February 1997, the Fund entered into a confidentiality agreement with the Purchaser and its representative and forwarded certain business and financial information to the Purchaser for its review.

          On February 14, 1997, a third party (the "Third Party") contacted the Fund and made an offer to purchase the Fund's Gatehall I Property for $8.0 million. On February 20, 1997, the Third Party contacted the Fund and offered to purchase all of the Fund's Properties for $22,750,000, which offer was subject to a financing contingency and a 60-day due diligence period (the "Third Party Offer"). On February 25, 1997, the Purchaser offered $23,643,000 for all of the Properties, which offer was not subject to the Purchaser obtaining financing and was initially only subject to a 15-day due diligence period. A preliminary due diligence investigation by LaSalle included questions as to whether the Third Party would be able to procure the necessary capital to proceed with its offer. The Fund's Management had a greater degree of confidence in the Purchaser's ability to consummate the sale.

          Between February 25, 1997 and March 7, 1997, the Third Party raised its offer to $23,750,000 and then to $27,100,000. During such time, negotiations continued between the Fund and the Purchaser and, on March 7, 1997, the Fund countered the Purchaser's offer at $27,150,000, based in part upon the amount of the Third Party Offer. On March 10, 1997, the Purchaser increased its offer to $26,335,000. Later that day, the Third Party raised its offer to $27.5 million.

          The Fund then contacted both the Purchaser and the Third Party and asked each to make their final and best offers. The Third Party was informed of the significantly shorter due diligence period in the Purchaser's offer, and that the Fund's Management favored such shorter time frame. The Third Party withdrew its $27.5 million offer, indicating that some of its assumptions concerning the Properties were not verified by additional information it had received, and declined to make a final offer. The Third Party also indicated that it could not match the shorter due diligence period offered in connection with the Purchaser's offer. On March 12, 1997, the Purchaser agreed to purchase the Properties for $27,150,000.

          On April 11, 1997, the Board unanimously approved the sale of all of the Properties to the Purchaser at the price of $27,150,000, and directed that a proposal to approve such sale be submitted to a vote of the Stockholders of the Fund at the Annual Meeting.

          The Purchase and Sale Agreement for the Properties was executed on April 11, 1997, and the Purchaser deposited $271,500 (the "Escrow Deposit"), representing 1% of the purchase price for the Properties, in an escrow account.















     Description of the Properties to be Sold

          Valley Business Center

          The Fund owns a 100% interest in the Valley Business Center, which is located in the southwest market sector very close to the border of the central industrial market in downtown Denver, Colorado. It was built in 1984 and contains 202,000 square feet of space. This Property was acquired in 1990 and consists of five free-standing buildings, which are a hybrid of R&D and traditional distribution warehouse space, set on 9.3 acres of land.

          At year-end 1996, the Property was 87% leased as compared to 94% at year-end 1995. Although there were three new leases totaling 12,124 square feet, or 6% of the Property, signed during 1996, the loss of two tenants, the largest of which vacated at the end of 1996, caused occupancy to decline. A lease for part of the vacant space was signed after year-end, resulting in occupancy increasing to 96% as of the beginning of 1997.

          The combined southwest and central Denver submarkets contain approximately 36.7 million square feet. Although vacancy in this area increased from approximately 2% to 3% during 1996, the results were due to frictional vacancy and not market deterioration. Market rates averaged a net effective rent of $5.00 to $6.00 per square foot for Class A buildings such as those on this Property. This was approximately 9% higher than the 1995 levels, which were 8-10% above 1994 levels. Leases covering 40.2% of the space in Valley Business Center expire between May 1997 and December 1998, and it is estimated that capital improvements, leasing commissions and tenant improvements over the same period would be approximately $211,000.

          Post Oak Place

          The Fund owns a 100% interest in this Property located in the Galleria/West Loop section of Houston, Texas. It was built in 1971, acquired in 1992 and contains 57,000 square feet. This Property consists of one two-story office building set on 2.4 acres of land. During 1996, the Fund recorded a provision for value impairment in connection with Post Oak Place of $907,000.

          At year-end 1996, the Property was 81% leased compared to 75% at year-end 1995. Leasing in 1996 included four new leases representing 7,059 square feet and five renewal or expansion leases totaling 4,931 square feet. Five tenants totaling 6,390 square feet did not renew their leases.

          According to published reports, Houston continued to experience modest positive absorption citywide in 1996. The















     Galleria/West Loop submarket has the second greatest concentration of office space in the Houston area. It has 211 office buildings which have a total of approximately 33 million square feet of net rentable area. Vacancy in the submarket declined to approximately 15% in 1996 as compared to 17% in 1995 and 19% in 1994. Leases covering 39.9% of the space in Post Oak Place expire between May 1997 and December 1998, and it is estimated that capital improvements, leasing commissions and tenant improvements over the same period would be approximately $219,000.

          Gatehall I

          The Fund owns a 100% interest in this Property, located in Parsippany, New Jersey, which is a major component of the Morris County marketplace. It was built in 1983, acquired in 1994 and contains approximately 112,000 square feet. This Property consists of one four-story office building set on approximately
     9.7 acres of land.

          At year-end 1996, this Property was 82% leased compared to 71% at year-end 1995. Four new leases totaling 31,073 square feet were signed. In addition, one renewal and five expansion leases representing 12,406 square feet were signed during the year. Despite two tenants that did not renew and one whose lease was terminated for credit reasons, occupancy increased 11% during the year.

          The Parsippany submarket is comprised of approximately 10 million square feet of office space. The vacancy rate for all classes of space was approximately 15% during 1996 compared to 16% during 1995 and 26% in 1994. The shortage of Class A space available is expected to continue to tighten the Class B vacancy rates in properties such as Gatehall I. Gross rental rates for Class A space are approximately $25.15 per square foot, while the Class B rates are up slightly to approximately $17.65 per square foot. Leases covering 32.5% of the space in Gatehall I expire between May 1997 and December 1998, and it is estimated that capital improvements, leasing commissions and tenant improvements over the same period would be approximately $465,000.

          Buschwood III

          The Fund owns a 100% interest in Buschwood III, located in the suburban submarket of Carrollwood, Florida, near Tampa. Built in 1989, this two-story office building contains approximately 77,000 square feet and is set on approximately 7.6 acres of land. This Property has remained 100% leased since it was purchased in 1995.

















          The Carrollwood Class A submarket in which Buschwood III competes comprises approximately 692,000 square feet. The vacancy rate for the submarket was approximately 11% at year-end 1996 compared to 14% at year-end 1995 and 13% at year-end 1994. Gross rental rates for Class A space range between $13.25 and $15.00 per square foot. At this time, plans have been made for the building of a 40,000 square foot speculative development in the submarket. In 1997 approximately two million square feet of build-to-suit projects are scheduled to be built within the Tampa Bay/St. Petersburg market. Leases covering 46.4% of the space in Buschwood III expire between May 1997 and December 1998, and it is estimated that capital improvements, leasing commissions and tenant improvements over the same period would be approximately $270,000.

     Annual Valuation

          At the end of each year, commencing in 1991, the Fund establishes an estimated value of the Fund's portfolio of Properties ("Property Valuation"). In order to establish the Property Valuation, a range of values is first established for each of the Fund's Properties. This range is primarily based on the discounting of expected future cash flows for the Properties, taking into account current and anticipated market rental rates and discount rates in the market where the Property is located, as well as conditions at the Property itself. Based on the range of values established for each Property, the Fund establishes a range for the estimated current value of the Properties in the aggregate. The Fund's analysis is primarily based on data provided by LaSalle. The Fund also retains an independent appraiser to review the data provided by LaSalle, including LaSalle's assumptions as to market rates and projected future rental rates, and its application of these assumptions to the Properties. The appraiser also reviews the reasonableness of the aggregate market value range. Based upon the range of values established for the Properties as a group, the Fund selects a figure within this range which then constitutes the Property Valuation.

          Once the Property Valuation is established, the Fund uses the Property Valuation, along with the Fund's other assets and liabilities, to prepare an estimated Share value ("Share Valuation") by dividing the aggregate net value by the number of Shares outstanding at the end of the year. The Share Valuation is then approved by the Board of Directors. The Share Valuation is not necessarily representative of the value of the Shares when the Fund liquidates because, among other reasons, the Share Valuation is based on estimates of property values and does not take into consideration the ongoing costs of operating the Properties and the Fund until liquidation. Nor does the Share Valuation necessarily represent the value at which a Stockholder could sell his or her Shares currently because of the lack of liquidity of the Shares. At December 31, 1996, the estimated Share Valuation was $13.44 per Share. Adjusted for the February distribution of $0.99 per Share, the last adjusted Share Valuation is $12.45 per Share. The sales price under the Purchase and Sale Agreement after deducting expenses of the Sale and retiring outstanding debt of $2.6 million, is estimated to be approximately $15.00 per Share, which amount exceeds the last adjusted Share Valuation.

     Fairness Opinion

          The Board of Directors requested Legg Mason Wood Walker, Incorporated ("Legg Mason") to render it an opinion as to whether the consideration to be received by the Fund from the Sale is fair to the Fund and the Stockholders, from a financial point of view. The Board of Directors retained Legg Mason based upon its prominence as an investment banking and financial advisory firm with experience in the valuation of businesses, their properties and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and valuations for corporate purposes, especially with respect to REITs and other real estate companies.

          On July 21, 1997, Legg Mason delivered its written opinion to the Board of Directors (the "Fairness Opinion") that, as of the date of such opinion, based on Legg Mason's review and subject to the limitations described below, the consideration to be received by the Fund from the Sale is fair to the Fund and the Stockholders, from a financial point of view. The Fairness Opinion does not constitute a recommendation to any Stockholder as to whether such Stockholder should approve the Sale. Additionally, the Fairness Opinion does not compare the relative merits of the Sale with those of any other transactions or business strategies available to the Fund as alternatives to the Sale, and Legg Mason was not requested to, and did not, solicit the interest of any other party in acquiring the Properties.

          THE FULL TEXT OF THE FAIRNESS OPINION (WHICH CONTAINS A DESCRIPTION OF THE ASSUMPTIONS AND QUALIFICATIONS MADE, MATTERS CONSIDERED AND LIMITATIONS IMPOSED ON THE REVIEW AND ANALYSIS) IS SET FORTH IN APPENDIX I AND SHOULD BE READ IN ITS ENTIRETY. THE FUND IMPOSED NO CONDITIONS OR LIMITATIONS ON THE SCOPE OF LEGG MASON'S INVESTIGATION OR THE METHODS OR PROCEDURES TO BE FOLLOWED IN RENDERING THE FAIRNESS OPINION.

          In rendering the Fairness Opinion, Legg Mason, among other things: (i) reviewed the Purchase and Sale Agreement; (ii) reviewed and analyzed certain consolidated historic and projected financial and operating data of the Fund and the Properties, including certain audited and unaudited financial statements for the Fund and unaudited cash-basis projections for the Properties, as provided by the Investment Manager and LaSalle; (iii) reviewed and analyzed certain other internal information concerning the business and operations of the Fund and the Properties furnished to it by the Investment Manager and LaSalle; (iv) reviewed and analyzed certain publicly available information concerning the Fund, the Properties and the Purchaser; (v) reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that Legg Mason deemed relevant to its inquiry; (vi) reviewed and analyzed certain selected market purchase price data that Legg Mason considered relevant to its inquiry; (vii) held meetings and discussions with certain directors, officers and employees of the Investment Manager and LaSalle concerning the operations, financial condition and future prospects of the Properties; and
     (viii) conducted such other financial studies, analyses and investigations, including visits to certain of the Properties, and considered such other information as it deemed appropriate.

          In preparing its opinion, Legg Mason relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by the Investment Manager and LaSalle. Legg Mason assumed that the financial projections (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the Investment Manager and LaSalle as to the future performance of the Properties. Legg Mason did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Fund (including the Properties), nor was Legg Mason furnished with any such independent evaluations or appraisals. The Fairness Opinion is based upon financial, economic, market and other conditions and circumstances existing and disclosed to it as of the date of its opinion.

          The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or amenable to summary description. Accordingly, Legg Mason believes that its analysis must be considered as a whole and that considering any portion of the analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete picture of the process underlying the Fairness Opinion. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the values of real estate properties are not appraisals and may not reflect the prices at which such properties may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty and Legg Mason does not assume responsibility for any future variations from such analyses or estimates. The following paragraphs summarize the significant quantitative and qualitative analyses performed by Legg Mason in arriving at the Fairness Opinion.

          Analyses and Conclusions

          As background for its analyses, Legg Mason held extensive discussions with the Investment Manager and LaSalle regarding the history, current business operations, financial condition and future prospects of the Properties.

          In valuing the Properties, Legg Mason considered a variety of valuation methodologies, including (i) a discounted cash flow analysis; (ii) an analysis of certain transactions pursuant to which selected REIT's have acquired a portfolio of industrial or office properties; and (iii) an analysis of certain publicly available market purchase price data for industrial and office properties in the markets in which the Properties are located.

          For purposes of its analysis, Legg Mason relied upon audited financial statements for the Fund for the year ended December 31, 1996, unaudited financial statements for the Fund for the three months ended March 31, 1997 and unaudited cash-basis projections for the Properties for the years ending December 31, 1997 through 2007, inclusive, as provided by the Investment Manager and LaSalle.

          In connection with rendering its opinion, Legg Mason performed a variety of financial and comparative analyses, including those summarized below, and relied most heavily on the discounted cash flow analysis. Legg Mason's opinion is directed only to the fairness to the Fund and to the Stockholders, from a financial point of view, of the consideration to be received by the Fund from the Sale, and does not address any other aspect of the Sale. The summary set forth below does not purport to be a complete description of the analyses used by Legg Mason in rendering its Fairness Opinion.

          Discounted Cash Flow Analysis. Legg Mason analyzed the financial terms of the Sale using a discounted cash flow analysis. The discounted cash flow approach assumes, as a basic premise, that the intrinsic value of any business or property is the current value of the future cash flow that the business or property will generate for its owners. To establish a current implied value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Legg















     Mason used projections and other information provided by the Investment Manager and LaSalle to estimate the free cash flows, defined as total projected cash revenue (including base rent and expense recoveries net of certain free rent and vacancy allowances) minus total projected cash property expenses (including utility expense, repair and maintenance expense, property management fees, insurance, real estate taxes, tenant improvements, leasing commissions and capital improvements) ("Free Cash Flows") for the nine months ending December 31, 1997 through the year ending December 31, 2007, inclusive.

          The Free Cash Flows were then discounted to the present, using discount rates ranging from 11.2% to 14.2% (12.5% midpoint) and growth rates applied to the average of the Free Cash Flows for the fiscal years ending December 31, 2005 through 2007 ranging from 4.0% to 5.5%. These discount rates reflected Legg Mason's assessment of real estate investments in general, and the specific risks of the Properties, in particular. Legg Mason's calculations resulted in a range of aggregate imputed values of the Properties of $17.9 million to $28.7 million, with a mean of $22.2 million.

          Given that the consideration of $27,150,000 to be received by the Fund from the Sale is within the aggregate values of the Properties derived from discounted cash flow analysis, Legg Mason believes that this analysis supports the fairness to the Fund and the Stockholders, from a financial point of view, of the consideration to be received from the Sale.

          Selected Comparable Acquisition Analysis. Legg Mason also analyzed selected transactions (the "Comparable Industrial Acquisitions") in which certain office/industrial REIT's (the "Acquiring Industrial Companies") acquired a portfolio of industrial properties (the "Target Industrial Portfolios"). Legg Mason compared the purchase price paid in each Comparable Industrial Acquisition with the latest twelve months or reported period, on an annualized basis, revenues, EBITDA and funds from operations of the Target Industrial Portfolios and calculated the following range of multiples: a range of purchase price to Target Industrial Portfolio revenues of 6.0x to 8.7x, with a mean of 7.4x; a range of purchase price to Target Industrial Portfolio EBITDA of 9.0x to 11.8x, with a mean of 10.4x; and a range of purchase price to Target Industrial Portfolio funds from operations of 8.3x to 11.8x, with a mean of 10.3x. Applying the applicable range of these acquisition multiples to the industrial Property's revenues, EBITDA and funds from operations for the trailing twelve month period ended March 31, 1997, as adjusted to reflect management's pro forma adjustments and certain additional adjustments that Legg Mason deemed appropriate, yielded an implied range of values for the industrial Property of approximately $6.2 million to $9.5 million, with a mean of $7.9 million.

          Legg Mason also analyzed selected transactions (the "Comparable Office Acquisitions") in which certain office/industrial REITs (the "Acquiring Office Companies") acquired a portfolio of office properties (the "Target Office Portfolios"). Legg Mason compared the purchase price paid in each Comparable Office Acquisition with the latest twelve months or reported period, on an annualized basis, revenues, EBITDA and funds from operations of the Target Office Portfolios and calculated the following range of multiples: a range of purchase price to Target Office Portfolio revenues of 2.2x to 10.0x, with a mean of 5.8x; a range of purchase price to Target Office Portfolio EBITDA of 6.3x to 15.1x, with a mean of 10.6x; and a range of purchase price to Target Office Portfolio funds from operations of 0.7x to 17.3x, with a mean of 11.0x. Applying the applicable range of these acquisition multiples to the office Properties' revenues, EBITDA and funds from operations for the trailing twelve month period ended March 31, 1997, as adjusted to reflect management's pro forma adjustments and certain additional adjustments that Legg Mason deemed appropriate, yielded an implied aggregate range of values of the office Properties of approximately $0.9 million to $32.4 million, with a mean of $16.8 million. Legg Mason then combined the respective ranges of valuations of the industrial Property and the office Properties, which yielded an implied aggregate range of values of the Properties of approximately $7.1 million to $42.0 million, with a mean of $24.6 million.

          Given that the consideration of $27,150,000 to be received by the Fund from the Sale is within the aggregate values for the Properties derived from the range of acquisition multiples of the Comparable Industrial Acquisitions and the Comparable Office Acquisitions, Legg Mason believes that this analysis supports the fairness to the Fund and the Stockholders, from a financial point of view, of the consideration to be received from the Sale.

          Selected Comparable Market Purchase Price Analysis. Legg Mason also compared certain financial information relating to the Properties to certain publicly available information on current purchase prices of industrial and office buildings in particular markets in which the Properties are located.

          Legg Mason analyzed the prevailing purchase capitalization rate (calculated by dividing property net operating income for the applicable trailing twelve month period by the purchase price paid) for the Houston, Texas; central New Jersey; and Tampa, Florida office markets as well as for the Denver, Colorado industrial market. Legg Mason believes that these markets closely resemble the respective markets in which the Properties are located and are an appropriate basis for the comparison of values.

          Applying this selected data to the applicable Properties' net operating income for the twelve months ended March 31, 1997, as adjusted to reflect management's pro forma adjustments and certain additional adjustments that Legg Mason deemed appropriate, yielded an aggregate value of the Properties of $24.5 million.

          Given that the consideration of $27,150,000 to be received by the Fund from the Sale is greater than the aggregate value for the Properties derived from the prevailing purchase capitalization rates, Legg Mason believes that this analysis supports the fairness to the Fund and the Stockholders, from a financial point of view, of the consideration to be received from the Sale.


          Pursuant to an engagement letter dated May 12, 1997, Legg Mason will receive $35,000 for its services in rendering the Fairness Opinion. Legg Mason will also be reimbursed for certain of its expenses, in an amount not to exceed $5,000 without the prior consent of the Board of Directors. The Fund has agreed to indemnify Legg Mason, its affiliates and each of its directors, officers, employees, agents, consultants and attorneys, and each person or firm, if any, controlling Legg Mason or any of the foregoing, against certain liabilities, including liabilities under federal securities law, that may arise out of Legg Mason's engagement.

          Legg Mason has, from time to time, provided securities brokerage services to Associates and its affiliates, and may do so in the future, but the compensation paid by Associates and its affiliates to Legg Mason is not material, constituting less than 1% of Legg Mason's total 1996 commission revenue, and less than 1% of such commissions paid by Associates and its affiliates in 1996. Legg Mason has also been retained by the Affiliated Funds for separate fees to render opinions in connection with the sale by such Affiliated Funds of substantially all of their properties to the Purchaser.

     Recommendation of the Board of Directors; Purposes and Reasons for the Transaction

          The Board of Directors believes that the Transaction is in the best interests of the Fund and the Stockholders, and, therefore, recommends that the Stockholders approve the Transaction.

















          In reaching its recommendation, the Board of Directors considered the following factors with respect to the Transaction:


          (i) The purchase price was achieved by arm's length negotiations and exceeds the Property Valuation;

          (ii) In a sale of all of the Properties in one transaction, all negotiations, including those relating to price and any adjustments to price as a result of the Purchaser's due diligence, are conducted on a portfolio level rather than Property by Property, which is more efficient and is anticipated to result in fewer price adjustments;

          (iii) The liquidity the Transaction will provide to Stockholders that the retention of Shares does not provide. At present, there is no established public trading market for Shares and liquidity is limited to sporadic sales that occur within an informal secondary market and the Fund's Liquidity Enhancement Plan, which provides liquidity only at a discount from the Share Valuation, and which has been suspended pending the vote by the Stockholders on the Transaction;

          (iv)  Prior to entering into the Purchase and Sale
     Agreement, Management made inquiries regarding the Purchaser and determined that the Purchaser has a reputation for completing purchases it contracts to make and for doing so in a timely and expeditious manner;

          (v) The Fairness Opinion of Legg Mason that the Sale is fair to the Fund and the Stockholders, from a financial point of view;

          (vi) The terms and conditions of the Purchase and Sales Agreement described under "Terms of the Purchase and Sale Agreement," in particular: (a) the Purchaser's obligations are not subject to obtaining financing; (b) the Purchaser will forfeit its $271,500 Escrow Deposit if it fails to consummate the Transaction other than for the due diligence reasons discussed under "Terms of the Purchase and Sale Agreement-Condition of the Properties; Purchaser's Review of the Properties;" (c) it is unlikely that there will be any significant adjustment to the purchase price because the Purchaser had early access to information and because of the timing of the due diligence review; and (d) the Fund can terminate the Purchase and Sale Agreement if a more favorable unsolicited offer is received for the Properties, although the Fund would then forfeit the Escrow Deposit and pay an additional $700,000 to the Purchaser;

          (vii) No brokerage commissions are required to be paid by the Fund in connection with the Sale;















          (viii) Selling all of the Properties at one time will result in lower aggregate sale costs;

          (ix) Selling all of the Properties at one time will eliminate the need for the Fund to incur the ongoing administrative and other expenses of continuing to operate the Fund and certain Properties during an extended sales period; and

          (x) The Sale and Dissolution will result in a more accelerated return of capital to the Stockholders.

          The Board considered the following additional factors with respect to the disposition of the Properties in general:

          (i) The Board's belief that current market conditions are favorable for a sale of the Properties due to the favorable interest rate environment, the increased availability of investor capital and the improvement in certain of the marketplaces in which the Fund's Properties are located as discussed under the caption "THE TRANSACTION-Description of Properties to be Sold;"

          (ii) The fact that certain of the Properties have now been held for their originally anticipated holding period;

          (iii) The physical condition of the Properties, anticipated lease expirations and the possible need for substantial expenditures on capital improvements and tenant improvements if the Fund continues to hold the Properties; and

          (iv) Retaining the Properties will continue to subject the Fund to the risks inherent in the ownership of property such as fluctuations in occupancy rates, operating expenses and rental rates which in turn may be affected by general and local economic conditions, the supply and demand for properties of the type owned by the Fund and federal and local laws and regulations affecting the ownership and operation of real estate. More particularly, the Fund would be subject to the risks of prospective lease expirations over the next few years at Buschwood III which may require substantial cash expenditures to fund tenant improvement costs and leasing commissions in order to attract and retain tenants.

          The primary disadvantages of disposing of the Properties pursuant to the Sale are as follows:

          (i) The Fund will not benefit from possible improvements in economic and market conditions which could produce increased cash flow and enhance the sales price of the Properties. The concern in continuing to hold these Properties in an improving market is that the market conditions which led to this improvement may encourage an increasing supply of new properties which could eventually lead to oversupply of the properties and weakening of prices; and

          (i) The sale of all of the Properties at one time may not result in as high an aggregate sales price as if they were sold individually.

          The Board of Directors also examined the alternative of disposing of the Properties individually. Based on its analysis as set forth above, the Board concluded that the Sale is a superior alternative to this strategy.

          The Board of Directors concluded, in light of these factors, that the Transaction is in the best interests of the Fund and its Stockholders. The affirmative vote of two-thirds (2/3) of all the votes entitled to be cast on the matter will be required to approve the Transaction in accordance with Maryland law. THE BOARD OF DIRECTORS OF THE FUND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE FUND VOTE THEIR SHARES "FOR" APPROVAL OF THE TRANSACTION.













































     Stockholders' Rights of Appraisal

          Stockholders who object to the Transaction will have, if the Sale is consummated, the right under the MGCL to demand and receive fair value for their stock ("appraisal rights") from the Fund. The preservation and exercise of appraisal rights are conditioned on strict adherence to the MGCL. Each Stockholder of the Fund desiring to exercise appraisal rights should refer to Title 3, Subtitle 2, of the MGCL, a copy of which is attached as Appendix II to this Proxy Statement, for a complete statement of the rights of an objecting Stockholder and the steps which must be followed in exercising those rights. The following summary of the rights of objecting Stockholders does not purport to be a complete statement of the procedures to be followed by Stockholders of the Fund desiring to exercise their appraisal rights.

          Under the MGCL, a Stockholder of the Fund who wants to exercise appraisal rights instead of receiving his or her per-Share distribution pursuant to the Dissolution must (a) before or at the Annual Meeting at which the Transaction will be considered, file with the Secretary of the Fund a written objection to the Transaction; (b) not vote in favor of the Transaction; and (c) within 20 days after the articles of transfer in connection with the Sale (the "Articles of Transfer") have been accepted for record by the State Department of Assessments and Taxation of Maryland (the "SDAT"), make written demand to the Fund at 100 East Pratt Street, Baltimore, Maryland 21202 for payment for his or her Shares, stating the number and class of Shares for which payment is demanded. Any Stockholder who fails to comply with the requirements described above will be bound by the terms of the Transaction.

          The Fund must promptly notify each objecting Stockholder in writing of the date of acceptance of the Articles of Transfer for record by the SDAT. The Fund may, but is not required to, send a written offer to each objecting Stockholder to pay for his or her Shares at what the Fund considers to be the fair value of the Shares. Within 50 days after the SDAT accepts the Articles of Transfer for record, either the Fund or any objecting Stockholder who has not received payment for his or her Shares may petition a court of equity in Baltimore City, Maryland, for an appraisal to determine the fair value of the Shares. The Fund does not presently intend to file an appraisal petition and Stockholders seeking to exercise appraisal rights should not assume that the Fund will file such a petition or that the Fund will initiate any negotiations concerning to the fair value of such Shares. Accordingly, any Stockholder of the Fund desiring to have his or her Shares appraised should initiate any petition necessary for the perfection of appraisal rights within the time periods and in the manner prescribed in the MGCL.















          If the court finds that an objecting Stockholder is entitled to an appraisal of his or her Shares, the court must appoint three disinterested appraisers to determine the fair value of the Shares on terms and conditions the court considers proper. The appraisers must, within 60 days after appointment (unless the court sets a longer time), determine the fair value of the Shares and file with the court and mail to each party to the proceeding a report stating their conclusion as to the fair value of the Shares, including the reasons for the conclusion and a transcript of all testimony and exhibits offered.

          "Fair value" is determined as of the close of business on the day the Stockholders vote on the Transaction and may not include any appreciation or depreciation which directly or indirectly results from the Transaction or from its proposal.

          Within 15 days after the report is filed, any party may object to the report and request a hearing. The court must, upon motion of any party, enter an order confirming, modifying or rejecting the report and, if confirmed or modified, enter judgment for the appraised value of the Shares. If the appraisers' report is rejected, the court may determine the fair value of the Shares or may remit the proceeding to the same or other appraisers. Any judgment entered pursuant to a court proceeding shall include interest from the date of the Stockholders' vote on the Transaction. Costs of the proceeding shall be determined by the court and assessed against the Fund or, under certain circumstances, the objecting Stockholder, or both.

          At any time after the filing of a petition for appraisal, the court may require the objecting Stockholders to submit their certificates to the clerk of the court for notation of the pendency of the appraisal proceeding. A Stockholder exercising appraisal rights has no right to receive any dividends or distributions payable to Stockholders of record after the close of business on the date of the Stockholders' vote on the Transaction and shall cease to have any right as a Stockholder of the Fund with respect to the Shares except the right to receive payment of its fair value.

     Failure to Approve the Transaction

          If the Stockholders fail to approve the Transaction, the Fund will continue to operate the Properties and attempt to sell the Properties in single or multiple sales, which may include sales to the Purchaser, in order to complete the liquidation and dissolution of the Fund. Such sales could, under certain circumstances, require a vote of the Stockholders. The Board of Directors may also consider reinstating the Fund's Reinvestment Plan for the purpose of reinstating and operating the Fund's















     Liquidity Enhancement Plan, and to further pay down the Fund's outstanding debt. It is anticipated that the Fund's debt would be repaid in full when the Fund next sold a Property, at which time the Reinvestment Plan and the Liquidity Enhancement Plan would in all likelihood be terminated, if either is then in effect. See "MARKET FOR THE FUND'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS."

     Terms of the Purchase and Sale Agreement

          The following is a summary of the material terms of the Purchase and Sale Agreement and Joint Escrow Instructions, dated as of April 11, 1997, by and between the Fund and Purchaser. This summary does not purport to be complete and reference is made to the Purchase and Sale Agreement, which is incorporated herein by reference. Copies of the Purchase and Sale Agreement will be provided to Stockholders upon written request to T. Rowe Price Services, Inc., P.O. Box 89000, Baltimore, Maryland 21289-0270, or by calling (800) 962-8300. Capitalized terms used but not defined herein have the meaning ascribed to them in the Purchase and Sale Agreement.

          The Purchase and Sale Agreement provides for the Sale by the Fund to Purchaser of the Properties. The purchase price ("Purchase Price") for the Properties is $27,150,000, payable as follows: (i) $271,500 of the Purchase Price, the Escrow Deposit, was deposited by Purchaser into an escrow account contemporaneously with the execution of the Purchase and Sale Agreement; and (ii) the balance of the Purchase Price, subject to adjustment as described below, is payable by Purchaser at the Closing. The Closing Date is scheduled for the first business day that is five days after the latest to occur of: (a) the approval of the Transaction by the Stockholders holding two-thirds (2/3) of the outstanding Shares entitled to vote on the matter; (b) the expiration of the last of the Due Diligence Periods (as described below); and (c) the receipt of the Fairness Opinion.

          Condition of the Properties; Purchaser's Review of the Properties

          The Purchaser is purchasing the Properties on an "As Is," "Where Is" and "With All Faults Basis" without any representation by the Fund as to the condition of the Properties or their fitness for any purpose except as specifically described below.

          The Purchase and Sale Agreement provides that, prior to Closing, the Purchaser has three periods (collectively, the "Due Diligence Periods") during which it has the opportunity to review and analyze certain aspects of the Properties and certain limited rights to cancel the Purchase and Sale Agreement. During the period that commenced April 11, 1997 and expired May 1, 1997 ("Financial Due Diligence Period"), the Purchaser had the opportunity to review all of the Fund's Records and request other information concerning the Properties. The Purchaser had the right, by written notice to the Fund, to terminate the Agreement and have the entire Escrow Deposit refunded to it. Because the Fund did not receive such a notice from the Purchaser during the Financial Due Diligence Period, 50% of the Escrow Deposit became non-refundable on May 1, 1997.

          Additionally, pursuant to the Purchase and Sale Agreement, the Fund provided the Purchaser with an ASTM Phase I Environmental Report (each an"Environmental Report" and collectively, the "Environmental Reports") with respect to each Property. The Purchaser had a 30-day period (the "Environmental Due Diligence Period"), commencing on the date that it received all such Environmental Reports, to review and analyze the Environmental Reports and terminate the Purchase and Sale Agreement by written notice to the Fund and have 50% of the Escrow Deposit refunded to it. Because the Fund did not receive written notice from Purchaser terminating the Purchase and Sale Agreement prior to June 23, 1997, the date on which the Environment Due Diligence Period expired, the entire Escrow Deposit became non-refundable, subject to the provisions for title review described below.

          Finally, the Purchase and Sale Agreement provides for a time period (the "Title Due Diligence Period") for the Purchaser to review the state of title to the Properties. For each Property, the Purchaser was provided with a preliminary title insurance commitment and a current ALTA survey (collectively, the "Title Review Material"). Upon receipt of the Title Review Material, the Purchaser provided the Fund with written notice of the matters revealed by the Title Review Material of which the Purchaser disapproved (the "Disapproved Exceptions"). Except for certain monetary liens, the Fund has no obligation to remove any Disapproved Exceptions. Within ten days of the receipt of Purchaser's notice of Disapproved Exceptions, the Fund provided the Purchaser with a response specifying which Disapproved Exceptions it would remove prior to Closing. Although the Fund did not agree to remove all Disapproved Exceptions, the Purchaser did not elect to terminate the Purchase and Sale Agreement. Consequently, as of the date hereof, the Escrow Deposit is non-refundable.

          Conditions Precedent to Closing

          The obligation of the Fund to close under the Purchase and Sale Agreement is subject to (i) the approval of the Transaction by the Stockholders holding two-thirds (2/3) of the outstanding Shares entitled to vote on the matter, (ii) the validity of the















     Fund's representations and warranties on the Closing Date, (iii) the absence of a fire or other insured casualty for which the Fund has elected to terminate the Purchase and Sale Agreement in accordance with its terms, and (iv) the receipt of the Fairness Opinion.

          The obligation of the Purchaser to close under the Purchase and Sale Agreement is subject to (i) the Purchaser having received an estoppel certificate with respect to 90% of the Major Tenants (defined as a tenant leasing 10,000 square feet of more of space) from either the tenant or the Fund, (ii) the absence of a casualty or condemnation for which the Purchaser has elected to terminate the Purchase and Sale Agreement in accordance with its terms, (iii) the willingness of the Title Company to issue title insurance policies insuring Purchaser's ownership of the Properties, and the (iii) the absence of Material Inaccuracies (defined as an inaccuracy resulting in an aggregate loss to the Purchaser in the excess of $271,500) in the Fund's representations and warranties.

          Casualty to or Condemnation of the Properties

          If, prior to the Closing, any one Property is damaged due to a fire or other insured casualty and the cost of repairing such damage is in excess of $125,000, then Purchaser may elect to terminate the Purchase and Sale Agreement with respect to such Property and the Purchase Price shall be reduced by the market value of such Property under the Fund's casualty insurance policy prior to the casualty.

          If, prior to Closing, any one Property is damaged due to fire or other insured casualty and either: (i) the cost of repairing such damage is $125,000 or less, or (ii) the cost of repairing such damage is in excess of $125,000 and Purchaser has not elected to terminate the Purchase and Sale Agreement with respect to such damaged Property, the Closing shall occur as scheduled, the Fund shall assign to the Purchaser the proceeds of all casualty insurance with respect to such damage and the Purchase Price shall be reduced by the amount of the deductible under the Fund's casualty insurance.

          If, prior to Closing, more than 10% of any one Property is condemned or taken by eminent domain and, as a consequence, the Property cannot be operated consistently with its use prior to such taking, then the Purchaser may elect to terminate the Purchase and Sale Agreement with respect to such Property and the Purchase Price shall be reduced by the allocated value of the affected Property. If, prior to Closing, a portion of any one Property is taken by eminent domain and either the Purchaser does not elect to terminate the Purchase and Sale Agreement with respect to the affected Property, or the taking is not of a character that would permit the Purchaser to make such election, the Closing shall occur as scheduled without reduction in the Purchase Price and the Fund shall assign to the Purchaser all awards, if any, resulting from such condemnation.

          Operation of the Properties Prior to Closing

          Prior to the Closing, the Fund shall operate and maintain the Properties in substantially the same manner as they were operated prior to execution of the Purchase and Sale Agreement, provided, however, that during the pendency of the Purchase and Sale Agreement, the Fund shall not, without the prior consent of the Purchaser, (i) enter into any material agreement affecting the Properties or any one of them, (ii) waive a material obligation of a tenant, (iii) materially modify any Tenant Lease or Service Contracts, or (iv) perform any physical alterations to the Properties costing in the aggregate in excess of $50,000.

          Representations and Warranties

          The Purchase and Sale Agreement contains various representations and warranties of the Fund relating to, among other things: (i) due organization and authority to enter into the Purchase and Sale Agreement, (ii) the absence of conflicts under any documents to which it is party and of violations of agreements and instruments by which it is bound, (iii) the absence of legal proceedings, governmental investigations and violations of law, and (iv) the accuracy of the rent roll and schedule of service contracts provided to the Purchaser.

          The Purchase and Sale Agreement also contains various representations and warranties of the Purchaser relating to, among other things: (i) due organization and authority to perform its obligations under the Purchase and Sale Agreement, (ii) the absence of conflicts under any documents to which it is party and of violations of agreements and instruments by which it is bound, and (iii) the confidential nature of the transaction.

          Default and Damages

          The Purchase and Sale Agreement provides that the Purchaser's sole recourse for any uncured breach (a "Default") by the Fund of any representation or warranty, or any other matter related to the Purchase and Sale Agreement prior to the Closing shall be to terminate the Purchase and Sale Agreement and receive a refund of the Escrow Deposit together with a reimbursement of out-of-pocket expenses of up to $60,000, provided, however, the Purchaser shall have no such right to terminate the Purchase and Sale Agreement and receive a refund of the Escrow Deposit and reimbursement of out-of-pocket expenses unless all such Defaults by the Fund in the aggregate materially and adversely affect the value of any one Property by at least $125,000 or the value of all the Properties by at least $500,000.

          In the event that a Default by the Fund is first discovered by the Purchaser after the Closing, the Purchaser shall have no remedy for such Default unless such Default (i) relates to a matter expressly stated in the Purchase and Sale Agreement to survive the Closing, and (ii) the Purchaser brings a claim with respect to such Default prior to the earlier of (a) October 31, 1997 or (b) 90 days following the Closing. In addition, the Fund shall have no liability to the Purchaser based upon any inaccuracy in its representations and warranties contained in the Purchase and Sale Agreement unless the same results in damage to the Purchaser of more than $271,500 and the Fund's aggregate liability to the Purchaser for all such inaccuracies is $2,700,000.

          Proration

          All items of income and expense will be apportioned and adjusted between the Fund and the Purchaser as of 12:00 midnight, Eastern time, of the day preceding the Closing Date.

          Termination

          The Purchase and Sale Agreement may be terminated by the Fund if it receives a more favorable offer for the purchase of the Properties from a bona fide third party. In the event of a termination of the Purchase and Sale Agreement as a result of a more favorable offer, the Escrow Deposit would be returned to the Purchaser and the Fund would pay Purchaser a topping fee of $700,000 when, and if, the Fund actually closes on such more favorable offer. The Purchase and Sale Agreement prohibits the Fund from actively seeking a more favorable offer, but allows the Fund to negotiate in good faith in the event that it receives an unsolicited offer.

     The Dissolution

          The Dissolution of the Fund will involve the distribution to the Stockholders of all Sale proceeds and other net assets of the Fund (after payment of all liabilities and the retention of any necessary reserves) after completion of the Sale. Such distribution and the subsequent liquidation and dissolution are expected to occur prior to the end of 1997.

          However, depending on the nature of any outstanding non-cash assets and undetermined liabilities, it may be difficult to dissolve the Fund by the end of 1997. If this situation were to arise, the Board of Directors may determine that it is in the best interests of the Stockholders to expedite the dissolution of the Fund by assigning to the Investment Manager all liabilities of the Fund, including all contingent liabilities, and sufficient assets to provide for the payment of all liabilities, promptly after completion of the Sale so that the Fund may be terminated prior to satisfaction of such liabilities. The amount to be transferred would be based upon values set forth in a balance sheet (the "Balance Sheet") to be prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), setting forth the total amount of assets and liabilities of the Fund. The Balance Sheet would be audited by the Fund's independent auditors. Utilizing the Balance Sheet, the Fund would determine the amount of net assets ("Net Assets") of the Fund by deducting all of such liabilities reflected on the Balance Sheet from the total assets of the Fund at such time. Promptly thereafter, such Net Assets shall be distributed to the Stockholders of the Fund by utilizing the cash proceeds derived from the Sale and any other cash held by the Fund. If necessary, in order to avoid a distribution in kind to the Stockholders, the Investment Manager may acquire non-cash assets from the Fund in order to permit a distribution of cash to the Stockholders equal to the total amount of Net Assets.

          Although unlikely, if the amount necessary to satisfy the liabilities proves to be less than the assets transferred to the Investment Manager for such purpose, the Investment Manager would receive compensation in an amount equal to the difference between such assets and liabilities. The Fund's by-laws prohibit the Fund from engaging in transactions with certain affiliated persons or entities, except to the extent that each such transaction has, after disclosure of such affiliation, been approved or ratified by the affirmative vote of a majority of the independent directors on the Board and a majority of the directors who are not interested in the transaction after a determination that the transaction is fair and reasonable to the Stockholders, and that the terms of such transaction are at least as favorable as the terms then prevailing for a comparable transaction made on an arm's length basis. Consequently, in the event that the Board determines to transfer the Fund's liabilities and certain of its assets to the Investment Manager, such transaction shall be submitted to the independent directors of the Board for their approval or ratification in accordance with the Fund's by-laws. Absent such approval or ratification, the Fund shall proceed with the satisfaction of all of its liabilities, including any contingent liabilities, prior to termination of the Fund.





















                BENEFITS OF THE TRANSACTION TO AND POSSIBLE
                  CONFLICTS OF THE FUND AND ITS AFFILIATES

          Pursuant to a contract executed in 1991, upon disposition of all the Properties, the Investment Manager is entitled to receive a disposition fee from the Fund equal to a percentage of the
     sales price of all of the Fund's properties.   The Investment
     Manger is entitled to this fee regardless of whether the Sale is consummated. The Sale of all of the Properties at one time may, however, accelerate the timing for the receipt of this fee by the Investment Manager. If the Sale is consummated, this disposition fee will be approximately $126,000.

          There was a potential conflict created by the Sale because the Purchaser simultaneously offered to purchase substantially all of the assets of all of the Funds. Associates is the ultimate parent company and controls the Investment Manager of the Fund, as well as the general partner of each of the Affiliated Funds. The apparent conflict was addressed by insisting that the Purchaser negotiate and sign separate contracts with each of the selling entities. In order to further confirm the fairness of these third party contracts, the Board and each of the general partners of the Affiliated Funds has obtained a fairness opinion from Legg Mason that the consideration to be received by the respective Fund from the sale to the Purchaser of such Fund's properties or interests therein is fair, from a financial viewpoint, to the Stockholders or limited partners, as the case may be, and the Fund.

          There is also a potential conflict for the Board of Directors in recommending the Sale because a mutual fund sponsored by Associates owns 1.8% of the outstanding shares of Glenborough Realty Trust Incorporated, the value of which could be enhanced by the consummation of the Sale. As of July 16, 1997, this holding constituted less than 1% of the net asset value of the fund and is not considered by Associates to be material to the fund.

          The Investment Manager provides communications, cash management, administrative and other related services to the fund for an advisory fee of .45% per year of the fair market value, as defined, of the Fund's assets. The Investment Manager will be adversely affected by the Sale because the advisory fees it presently receives will be eliminated (it received $133,000 for these fees in 1996).

       CERTAIN FEDERAL AND STATE INCOME TAX CONSEQUENCES OF THE SALE

          The following is a brief summary of the material federal income tax consequences to the Stockholders, who are to receive cash in full redemption of their Shares. It is not possible to set forth in this Proxy Statement all aspects of the tax law, either foreign, federal, state or local, which may have tax consequences with respect to the Fund. Furthermore, the discussion of various aspects of federal taxation contained herein is based on the Internal Revenue Code of 1986, as amended, existing laws, Treasury Regulations, judicial decisions and administrative regulations, rulings and practice, all of which are subject to change. Any such change could be retroactively effective to existing transactions and investments.

     Taxation of the Fund

          Continued qualification of the Fund as a REIT depends upon the Fund's ability to meet, through actual operating results, the various qualification tests imposed by the Code. The Fund intends to operate so as to continue to qualify as a REIT for federal income tax purposes until such time as all of the Fund's properties are sold and the Fund liquidates.

          Among the qualification tests referred to above, less than 30% of the Fund's gross income each year may be derived from the sale or other disposition of real property held for less than four years and from certain other categories of income ("30% income"). The Fund has held two of its Properties, Gatehall I and Buschwood III, for less than four years. However, the Code provides that a sale of properties held less than four years will not generate 30% income if the sale occurs after the adoption of a plan of liquidation and the Fund liquidates in the same tax year. If the Transaction is approved, the Fund intends to utilize this provision by liquidating in 1997, thus maintaining the Fund's REIT status. For this purpose, the Fund's Board of Directors has adopted a plan of liquidation contingent and effective upon Stockholder approval of the Sale. If the Fund were to fail to complete its liquidation in 1997, then gross income, if any, from a 1997 sale of the Gatehall I and Buschwood III Properties would be 30% income and could cause the Fund to be disqualified as a REIT in 1997. If the Fund were disqualified as a REIT for tax purposes, then it would be taxed as a regular C corporation, which would have the effect of reducing the amount of cash distributable to Stockholders. The Fund does not intend to enter into any transaction it believes would result in its disqualification as a REIT.

          With respect to each year, the Fund must distribute to its Stockholders an amount (excluding any capital gain dividends) equal to (a) 95% of (i) its REIT taxable income before deduction of dividends paid and excluding any net capital gain, and (ii) the excess of net income from foreclosure property over the tax on such income minus (b) any "excess non-cash income" as defined in Code Section 857(e) (the "Distribution Requirement"). Dividends paid during the taxable year (including liquidating distributions) and dividends declared on or before the due date (including extensions) for the REIT's tax return for such year and paid within the 12 month period following the close of the taxable year, but before the next regular dividend payment, are applied to meet the Distribution Requirement and reduce the REIT's taxable income.

          If a REIT recognizes any net capital gain during a taxable year, the REIT is taxable on the amount of such gain unless it elects to pay a capital gain dividend.

          A REIT is subject to a 4% excise tax under the Code on the amount, if any, by which it fails to meet certain specified distribution requirements in any calendar year. Imposition of the excise tax on the Fund would reduce the amount of cash available for distribution to the Stockholders. The Fund has made, and plans to continue to make, distributions to Stockholders so as to avoid the imposition of any excise tax.

          If the Fund were deemed to be a "dealer" in real estate investments for federal income tax purposes, any gain from the sale of the Fund's real properties will be treated as ordinary income instead of capital gain, might cause the fund to fail one or more of its qualification tests and might subject the Fund to a 100% tax on net income derived from a prohibited transaction.
     A dealer is one who holds property primarily for sale to customers in the ordinary course of its trade or business. The Fund was organized to acquire real estate investments for investment and not to engage in the business of buying and selling properties. Although counsel has not rendered an opinion on the issue of dealer status since it is necessarily dependent on certain factual matters, the Fund's Management has represented that it intends to continue to conduct the activities of the Fund in a manner so as to minimize or eliminate the risk of having the Fund classified as a dealer for federal income tax purposes.

     Taxation of Stockholders

          Generally, dividend distributions are taxable to Stockholders as ordinary income to the extent of earnings and profits. Distributions which are designated as capital gains are taxed as long term capital gains to Stockholders to the extent that they do not exceed actual net capital gain for the taxable year. The receipt of cash distributions in respect of Shares pursuant to the Liquidation, including distributions made from operating income or capital gains declared by the Fund after the date of adoption of the Fund's plan of liquidation, will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For federal income tax purposes, each Stockholder will generally recognize gain or loss equal to the difference between the amount of liquidating distributions received and such Stockholder's tax basis for the Shares. Such gain or loss will be capital gain or loss (assuming the Shares are held as a capital asset) and any such capital gain or loss will be long term if, as of the date of sale, the Shares were held for more than one year or will be short term if, as of such date, the Shares were held for one year or less. The foregoing discussion may not be applicable to certain types of Stockholders, including tax-exempt Stockholders (such as those who invested in the Fund through individual retirement accounts), individuals who are not citizens or residents of the United States and foreign corporations, or entities that are otherwise subject to special treatment under the Code, such as insurance companies and regulated investment companies.




















































                                 PROPOSAL 2

                           ELECTION OF DIRECTORS

     Nominees for Election to the Board of Directors

          The Board of Directors has nominated the three (3) persons listed below for election as directors, each to hold office until the next Annual Meeting of Stockholders, if any, and until his successor is duly elected and qualified. A Stockholder using the enclosed proxy card can vote for all or any of the nominees of the Board of Directors or withhold his or her vote from all or any of such nominees. If the proxy card is properly executed but unmarked, it will be voted for all of the nominees. The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees and for such other person as may be designated by the Board of Directors, unless the proxy directs otherwise. No family relationship exists among any of the nominees for election as directors of the Fund. No arrangement or understanding exists between any nominee for election to the Board of Directors and any other person, pursuant to which any nominee was selected to be a director of the Fund.

          Messrs. Donahue and Plant have served as the Independent Directors of the Fund since the Fund's inception and are standing for re-election as Independent Directors.




































                                                               Shares
                                                               Beneficially
                                                             Owned, Directly
     Name, Address and       Principal Occupations            Or Indirectly,
     Age of Nominee          as of July 2, 1997             as of July 2,1997


     Jeffrey H. Donahue (51)
     10275 Little Patuxent                                          0
     Parkway
     Columbia, MD 21044      Mr. Donahue has served as an
                             independent director of the
                             Fund since its inception in
                             June 1989.  Mr. Donahue also
                             currently serves as a
                             director of T. Rowe Price
                             Spectrum Fund and New Age
                             Media Fund.  Since 1993, Mr.
                             Donahue has served as Senior
                             Vice President and Chief
                             Financial Officer of The
                             Rouse Company, a full-
                             service real estate and
                             development company located
                             in Columbia, Maryland.  From
                             1985 to 1993, Mr. Donahue
                             served as Vice President and
                             Treasurer of The Rouse
                             Company.

     A. MacDonough Plant (59)                                       0
     Suite 910
     Seven St. Paul Street
     Baltimore, MD 21201     Mr. Plant has served as an
                             independent director of the Fund
                             since its inception in June 1989.
                             Mr. Plant also currently serves
                             as a director of T. Rowe Price
                             Spectrum Fund and New Age Media
                             Fund. Since 1991, Mr. Plant has
                             been a partner in the Baltimore,
                             Maryland law firm of Stewart,
                             Plant & Blumenthal.
























                                                            Shares
                                                          Beneficially
                                                           Owned, Directly
     Name, Address and      Principal Occupations           Or Indirectly,
     Age of Nominee         as of July 2, 1997              as of July 2,1997

     James S. Riepe (54)
     100 East Pratt Street                                     16,800(1)
     Baltimore, MD 21202    Mr. Riepe has been Chairman of
                            the Board of the Fund since its
                            inception in June 1989 and was
                            appointed President of the Fund
                            on July 24, 1991.  Mr. Riepe also
                            serves as Vice Chairman, Managing
                            Director and Director of
                            Associates and Director of its
                            Investment Services Division.
                            Mr. Riepe serves as President and
                            Chairman of the Investment
                            Manager and each of the general
                            partners of the Affiliated Funds.
                            Mr. Riepe serves as Chairman of
                            the following T. Rowe Price
                            Funds: T. Rowe Price Spectrum
                            Fund, T. Rowe Price Balanced
                            Fund, T. Rowe Price Mid-Cap
                            Growth Fund, and T. Rowe Price
                            Growth & Income Fund. Mr. Riepe
                            also serves as Vice President of
                            the T. Rowe Price International
                            Funds, Vice President and
                            Director/Trustee of 56 other T.
                            Rowe Price Funds/Trusts, Vice
                            President of T. Rowe Price Tax-
                            Free Insured Intermediate Bond
                            Fund and Director of Rhone-
                            Poulenc Rorer, Inc., a
                            pharmaceuticals company.  Mr.
                            Riepe joined Associates in 1982.

     (1)Includes 16,000 shares owned of record by the Investment Manager, with respect to which Mr. Riepe has joint voting and investment power, as to which Mr. Riepe disclaims beneficial ownership.




     Vote Required and Recommendation
















           The Board of Directors has unanimously approved the nomination of each of the individuals named above to serve as a director of the Fund until the next Annual Meeting of Stockholders, if any, and until his successor is duly elected and qualified. The nominees receiving the affirmative vote of a plurality of the votes cast at the Annual Meeting will be elected as directors of the Fund.

           THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN
     AFFIRMATIVE VOTE "FOR" EACH OF THE PERSONS NOMINATED TO
     SERVE AS A DIRECTOR OF THE FUND.

     Information Regarding Board Meetings and Committees

           The Board of Directors held five meetings (one of which was held telephonically) during the fiscal year ended December 31, 1996. Each incumbent director attended all of the meetings of the Board of Directors during such period.

           The Board of Directors does not have standing nominating, audit or compensation committees.











































     Compensation of Directors

           The independent directors are paid an annual fee of $5,000, plus $500 for each Board of Directors meeting attended ($250 if attended by telephone). For the fiscal year ended December 31, 1996, Mr. Donahue and Mr. Plant each received a fee of $5,000, plus $2,250 for the five Board meetings held and attended (including the one telephonic meeting).

     Management

           The names and ages of the executive officers of the Fund, and their positions with the Fund, are as follows:


     Name and Age        Office with the Fund    Other business
                                                 experience
                                                 in past five years


     James S. Riepe (54) Chairman of the Board   See "Nominees for
     Election            to and President         the Board of
                                                 Directors," above.

     Kenneth J.
     Rutherford (33)     Vice President          Mr. Rutherford was
                                                 elected Vice
                                                 President of the Fund
                                                 in 1994.  Mr.
                                                 Rutherford is also a
                                                 Vice President of
                                                 Associates, has
                                                 served as Marketing
                                                 Manager for
                                                 Associates since 1996
                                                 and as Vice President
                                                 of each of the
                                                 general partners of
                                                 the Affiliated Funds
                                                 since 1994.  Mr.
                                                 Rutherford joined
                                                 Associates in 1992.
                                                 From 1992 to 1996,
                                                 Mr. Rutherford served
                                                 as Assistant to the
                                                 Director of
                                                 Associates'
                                                 Investment Services
                                                 Division.















     Name and Age        Office with the Fund    Other business
                                                 experience
                                                 in past five years

     Mark B. Ruhe (43)   Vice President          Mr. Ruhe has served
                                                 as Vice President of
                                                 the Fund since its
                                                 inception in June
                                                 1989.  Mr. Ruhe also
                                                 currently serves as
                                                 Asset Manager for the
                                                 Investment Manager,
                                                 and is Vice President
                                                 of Associates, the
                                                 Investment Manager
                                                 and each of the
                                                 general partners of
                                                 the Affiliated Funds.
                                                 Mr. Ruhe joined
                                                 Associates in 1987.

     Lucy B. Robins (45) Vice President          Ms. Robins is Vice
                                                 President and
                                                 Associate Legal
                                                 Counsel of Associates
                                                 and Vice President of
                                                 the Investment
                                                 Manager and each of
                                                 the general partners
                                                 of the Affiliated
                                                 Funds.  Ms. Robins
                                                 joined Associates in
                                                 1986.

     Joseph P. Croteau (42)                      Vice President an
                         Treasurer               Mr. Croteau is Vice
                                                 TreasurerPresident
                                                 and Controller of
                                                 Associates, Director,
                                                 Vice President and
                                                 Controller of each of
                                                 the general partners
                                                 of the Affiliated
                                                 Funds, and Controller
                                                 of the Investment
                                                 Manager.  Mr. Croteau
                                                 joined Associates in
                                                 1987.


















             The executive officers of the Fund are appointed by, and serve at the pleasure of, the Board of Directors. There is no family relationship among any of the foregoing individuals.

     Executive Compensation and Related Matters

             Neither Mr. Riepe nor the other executive officers of the Fund received any compensation from the Fund in 1996, nor will they in 1997. Mr. Riepe and the other executive officers are employees, officers, or directors of Associates and are compensated by it, in part, for their services to the Fund. Accordingly, there is no compensation information, nor are there corporate compensation policies with regard to executive officers required to be included in the Proxy Statement.

     Certain Relationships and Related Transactions

             Pursuant to contracts executed in 1991, the Fund pays advisory fees to the Investment Manager and LaSalle. The Investment Manager provides communications, cash management, administrative and other related services to the Fund for an advisory fee of .45% per year of the fair market value, as defined, of the Fund's assets and earned $133,000 in 1996. LaSalle provides the Fund with real estate advisory, accounting and other related services for an advisory fee of .50% per year of the fair market value, as defined, of the Fund's assets and earned $147,000 in 1996. Under the contracts, payment of each of these fees is subject to expense limitations adopted by the Fund pursuant to guidelines promulgated by the North American Securities Administrators Association.

             Under the foregoing contracts, the Fund is obligated to pay acquisition fees for services rendered in connection with the purchase of properties. Such fees equal 2% of the proceeds from sale of Shares. LaSalle received $58,000 in connection with the acquisition of Gatehall I in 1994 and $52,500 in connection with the Buschwood III acquisition in 1995. The Investment Manager received $23,000 in connection with the acquisition of Gatehall I in 1994 and $52,500 in connection with the Buschwood III acquisition in 1995.

             Associates received a fee of $3,000 from the money market mutual funds in which the Fund made its interim cash investments in 1996.

             The Fund has also reimbursed the Investment Manager and LaSalle for certain defined expenses incurred in operating and administering the affairs of the Fund. The Investment Manager received $40,000 in expense reimbursement in 1996. LaSalle received $30,000 in expense reimbursements in 1996.
















     Compliance with Section 16(a) of the Securities Exchange Act of
     1934

             Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Fund s directors and officers, and persons who own more than 10% of the Shares to file initial reports of ownership and reports of changes in ownership of Shares with the Securities and Exchange Commission (the "Commission"). Such persons are required by Commission regulations to furnish the Fund with copies of all Section 16(a) forms they file.

             No Forms 3 or 4, or amendments thereto, were furnished to the Fund for the fiscal year ended December 31, 1996. Based solely upon the Fund s review of the copies of Forms 5 received by the Fund, or upon written representations received by the Fund from certain reporting persons that no Forms 5 were required for those persons, the Fund believes that no director, officer or holder of more than 10% of the Shares failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 1996.













































                                 PROPOSAL 3

            RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

             The Board of Directors has appointed the firm of KPMG Peat Marwick LLP as the Fund's independent auditors for the year ending December 31, 1997 or, in the event the Fund dissolves prior to December 31, 1997, for such shorter period ending on the date of dissolution. The firm of KPMG Peat Marwick LLP was initially selected by the Board as independent auditors for the Fund effective October 25, 1991. KPMG Peat Marwick LLP has advised the Fund that it has no direct or material indirect financial interest in the Fund or the Investment Advisor.

             The Board of Directors is submitting its appointment of KPMG Peat Marwick LLP as the Fund's independent auditors for ratification by Stockholders at the Annual Meeting in order to ascertain the views of Stockholders regarding such selection. If the appointment of KPMG Peat Marwick LLP is not ratified, the Board of Directors will reconsider its selection and, if practicable, retain another firm to serve as the Fund's independent auditors. The Board of Directors reserves the right to select new independent auditors at any time which it may deem advisable or necessary.

             Representatives of KPMG Peat Marwick LLP are not expected to be present at the Annual Meeting.

     Vote Required and Recommendation

             The affirmative vote of a majority of all the votes cast at the Annual Meeting will be required for the ratification of the appointment of KPMG Peat Marwick LLP as the Fund's independent auditors.

             THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
     STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE FUND'S INDEPENDENT AUDITORS.




























        MARKET FOR THE FUND'S COMMON EQUITY AND RELATED STOCKHOLDER
     MATTERS

             On July 2, 1997, there were 2,586 record holders of Shares. Although the Fund's Shares are fully transferable, there is no active public market for the Shares, and it is not anticipated that a public market for the Shares will develop.

             The Fund has a Reinvestment Plan through which Stockholders have been able to elect to have their dividends automatically reinvested in additional Shares, or fractions thereof, instead of receiving cash payments. The Board of Directors determines the value of the Shares to be sold pursuant to the plan on at least an annual basis, based on its good faith estimate of the amount Stockholders would receive if the Fund's real estate investments were sold for their estimated values and if such proceeds, together with the other assets of the Fund, were distributed in a liquidation of the Fund. The Board determined the per-Share value to be $12.45 for reinvestments in 1997 (subject to adjustment in the case of any material changes). Historical activity in the Reinvestment Plan is discussed in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-Liquidity and Capital Resources." At the time the Fund accepted Purchaser's offer to purchase the Properties, it suspended the Reinvestment Plan. The plan may be reinstated or terminated at any time.

             The Fund also has a Liquidity Enhancement Plan, which has provided Stockholders with the opportunity to present some or all of their Shares to the Fund for repurchase, and to have those Shares repurchased if the Fund has sufficient proceeds from the Reinvestment Plan available for this purpose. The Liquidity Enhancement Plan was implemented in the second quarter of 1992. Under the Plan, the repurchase price per Share is 90% of the fair market value ($11.21 in 1997). Completed repurchase requests must be received in good order by the Fund at least 30 days prior to the end of a quarter for the Shares to qualify for repurchase at the end of that quarter. Historical activity in the Liquidity Enhancement Plan is discussed in "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS-Liquidity and Capital Resources." At the time the Fund accepted Purchaser's offer to purchase the Properties, it suspended the Liquidity Enhancement Plan. The Fund may reinstate or terminate the plan at any time.

             The Fund has generally paid dividends on a quarterly basis, within 45 days after the end of each calendar quarter, to Stockholders of record on the record date or dates declared for such quarter as determined by the Board of Directors. The Fund has paid dividends each year to Stockholders in an amount at least equal to 100% of its taxable income in order to continue to qualify as a REIT in accordance with the Internal Revenue Code of 1986, as amended, and to avoid the payment of federal income tax at the corporate level. At the time the Fund accepted Purchaser's offer to purchase the Properties, it suspended the payment of dividends pending completion of the Sale. Quarterly dividends declared during the past two fiscal years were: $.18 for each of the first three quarters of 1995; $.05 for fourth quarter of 1995; $.15 for each of the first three quarters of 1996; and $.99 for the fourth quarter of 1996. Dividends declared for the first three quarters of 1995 and 1996 were based on estimates of cash flows and net income for tax purposes made at the beginning of each year. Fourth quarter dividends were declared in order to set the total dividends paid for each year equal to 100% of taxable income. The dividend for the fourth quarter of 1996 included a capital gain dividend of $.912.



















































                     SELECTED HISTORICAL FINANCIAL DATA


             The following selected historical financial data for each of the years in the five-year period ended December 31, 1996, has been derived from the Fund's financial statements audited by the Fund's independent auditors. The following selected historical financial data for the three-month periods ended March 31, 1997 and 1996 are unaudited and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. Financial data for the three-month period ended March 31, 1997 are not necessarily indicative of the results of operations to be expected for the entire year. The selected financial data set forth below should be read in conjunction with "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the audited and unaudited financial statements and related notes thereto appearing elsewhere herein.

            (Dollar amounts in thousands, except per-share data)


                                 Year ended December 31,

                      1992      1993      1994      1995     1996
     Total assets   $20,716   $20,696   $22,472   $28,036  $22,980
     Debt           $ 2,100   $ 2,100   $ 3,522   $ 8,976  $ 4,106
     Revenues       $ 2,761   $ 2,507   $ 3,364   $ 4,878  $ 5,320
     Net income(1)  $   940   $   490   $   860   $   678  $ 1,145
     Net income per
     Share(1)       $   .65   $   .34   $   .58   $   .45  $   .75
     Dividends
     declared per
     Share          $   .68   $   .56   $   .64   $   .59  $  1.44


            3 months ended (unaudited)

                    March 31, 1996      March 31, 1997
     Total assets   $27,156             $21,913
     Debt           $ 8,748             $ 3,462
     Revenues       $ 1,330             $ 1,077
     Net income(1)  $   129             $   284
     Net income per
     Share (1)      $   .08             $   .18
     Dividends
     declared per   $   .15                  --
     share

     (1) The figures for Net income and Net income per Share include a gain on real estate sold of $1,368 ($0.89 per Share) for 1996.















                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Results of Operations

     Three Months ended March 31, 1997 compared to Three Months ended March 31, 1996

              The Fund's net income for the first quarter of 1997 was $284,000, an increase of $155,000 from the same period in 1996. Decreased expenses at Gatehall I amounting to $181,000, and at Buschwood III totaling $123,000, more than offset a $141,000 decrease in income due to the absence of Buckley Square, which was sold in November 1996. Expenses at Gatehall I declined mainly because of lower repair, maintenance, and utilities costs, as well as lower legal fees during the quarter. Lower bad debt expenses and a property tax refund for 1996 also helped results at the Property. At Buschwood III, reduced expenses were largely attributable to lower interest expense in the quarter, as the outstanding loan on the Property was fully paid off in February.

     Year ended December 31, 1996 compared to Year ended December 31,
     1995

              The Fund's net income of $1,145,000 for 1996 equated to $0.75 per Share compared with $678,000, or $0.45 per Share, in 1995. The increase was driven by the $1,368,000 gain on the sale of Buckley Square. Excluding the gain on the sale of Buckley Square, the Fund experienced a loss from operations of $223,000 in 1996. The difference between 1995 and 1996 was a direct result of a valuation impairment of $907,000 at Post Oak Place.

              Revenues from rental income and interest resulted in total revenues of $5,320,000 for 1996 compared with $4,878,000 a year earlier. Revenues and operating expenses, excluding the Post Oak Place impairment, were up by comparable amounts $442,000 and $436,000, respectively, due primarily to the inclusion of Buschwood III for the full year in 1996. Increases in operating income at Buckley Square prior to the sale, and at Buschwood III for a full year, offset operating declines at Gatehall I due to a lower average leased status over 1996, and at Post Oak Place due to greater depreciation and bad debt expenses.

              Leases representing 16% of the portfolio's leasable square footage are scheduled to expire in 1997. These leases represent approximately 18% of the portfolio's rental income for 1996. This amount of potential lease turnover is normal for the types of properties in the portfolio, which typically lease to tenants under three to five year leases. There are no single-tenant properties in the Fund's portfolio, and only one tenant, Liberty Mutual at Buschwood III, accounted for more than 10% of the Fund's revenue in 1996, providing slightly in excess of 10%. The Fund therefore does not expect any material adverse effect on revenue in the event of the failure of any single tenant in 1997.

              The Board of Directors of the Fund declared dividends of $1.44 per Share during 1996. The gain on the sale of Buckley Square resulted in higher per-share dividends than 1995's $0.59 per Share. Total dividends declared in 1996 were $2,201,000, compared to $891,000 in 1995. All of the 1995 dividends were paid from the Fund's cash flow. Of the 1996 dividends, $1,394,000 derived from the proceeds of the sale of Buckley Square, and the balance from the Fund's operating cash flow.

     Year ended December 31, 1995 compared to Year ended December 31,
     1994

              The Fund's net income of $678,000 for 1995 equated to $.45 per share compared with $860,000, or $.58 per share, in 1994. The decrease was driven by a lower leased level at Post Oak Place (which was partially offset by lower operating expenses), and by increased operating expenses and higher depreciation expenses relating to charge-offs of tenant improvements at Valley Business Center.

              Rental revenue was up $1,576,000 over the prior year, with Gatehall I contributing $1,002,000 of the total (up $349,000 over 1994), and Buschwood III contributing $600,000. Gatehall I was held for only four months in 1994, versus 12 months in 1995 and Buschwood III was held for only 6 months in 1995. Interest expense on the debt incurred to purchase Gatehall I and Buschwood III, together with operating expenses at these properties, offset almost completely the improvements in rental revenue.

     Liquidity and Capital Resources

              The Fund sold 1,306,559 Shares in connection with the public offering of Shares in 1990, for a total of $16,510,000, including the purchase of 16,000 Shares for $200,000 by the Investment Manager. After deduction of organizational and offering costs of $976,000, the Fund had $15,534,000 available for investment and capital reserves.

              Additional Shares have been sold only in connection with the Fund's Reinvestment Plan. Additional capital in the amount of $5,258,000 was raised from dividend distributions reinvested through July 2, 1997, and 420,290 additional Shares were issued in connection therewith. The Fund has suspended the Reinvestment Plan pending the vote of the Stockholders on the Transaction; if the Transaction is approved and the Sale is consummated, the Fund anticipates terminating the Reinvestment Plan. This capital has been and will be used, to the extent necessary, to repurchase















     Shares in connection with the Fund's Liquidity Enhancement Plan, if such plan is reinstated; the balance has been available for investment in or improvements to real estate, including the repayment of debt. As of July 2, 1997, 142,787 Shares had been repurchased under the Liquidity Enhancement Plan for a total of $1,607,000.

              As of March 31, 1997, the Fund held four Properties for a total investment in real estate, before deduction of accumulated depreciation and amortization, of $21,853,000, representing initial acquisition costs and subsequent improvements. This figure also includes an adjustment of $907,000 for a valuation impairment at Post Oak Place in 1996. The Fund recognized this impairment based on management's belief that the Fund may be unable to recover the net carrying value of this property though future operations and sale.

              Initial acquisition costs were partially funded by a $2.1 million loan secured by Valley Business Center, bearing interest at 9.875% per annum, all due and payable in 1997, a $1.4 million loan to acquire Gatehall I, and a $5.5 million loan to acquire Buschwood III bearing interest at 8.5% per annum. The latter two loans are each secured by both the Gatehall I and Buschwood III Properties. During 1996 and early 1997, the Fund made principal repayments from the proceeds of the Reinvestment Plan and the sale of Buckley Square, which reduced the indebtedness secured by Gatehall I and Buschwood III to $1.4 million. In the second quarter of 1997, the Fund repaid the outstanding balance on the loan secured by Valley Business Center. For this purpose, it used $900,000 in cash and the proceeds from an additional borrowing of $1,200,000 under the existing loan secured by Gatehall I and Buschwood III, which bears a lower interest rate than the Valley Business Center loan. The aggregate outstanding borrowing of $2.6 million matures in 1998 and bears interest at a floating rate which, at June 30, 1997, was 7.53%

              For 1996, the ratio of revenue produced by the Fund's Properties to total debt service under these loans was approximately 7 to 1. Based on the portion of debt utilized to acquire the Properties, each of Valley Business Center, Gatehall I, and Buschwood III generated sufficient revenue in 1996 to cover debt service related to the Property and contribute to dividends paid to the Fund's Stockholders.

              The Fund expected to incur capital expenditures during 1997 totaling approximately $1.2 million for tenant improvements, lease commissions, and other major repairs and improvements. In the first quarter of 1997, the Fund incurred $170,000 of such expenses. Under the terms of the Purchase and Sale Agreement, the Fund has agreed that it will not, without the prior consent of Purchaser, perform any physical alterations to the Properties costing in the aggregate in excess of $50,000. Subsequent to the execution of the Purchase and Sale Agreement, the Fund and the Purchaser agreed that the Fund will perform approximately $19,000 of specified capital work on the Properties.

              As of December 31, 1996, the Fund maintained cash and cash equivalents aggregating $2,738,000, an increase of $1,130,000 from the prior year end. Cash from financing activities resulted in net outflows in 1996 as compared to net inflows in 1995, primarily as a result of the receipt of the proceeds of the mortgage loan utilized to purchase Buschwood III in 1995 and the repayment of a substantial portion of the loan in 1996. Net cash provided by operating activities remained generally unchanged from the prior year. Cash from investing activities increased by $12,160,000 as a result of the purchase of Buschwood III in 1995 and the sale of Buckley Square in 1996. As of March 31, 1997, the Fund maintained cash and cash equivalents of $1,784,000. The decline in the Fund's cash position compared with the same 1996 period resulted from the higher fourth quarter dividend payment made in the first quarter of 1997. On May 2, 1997, the Fund used approximately $900,000 to further pay down the Fund's outstanding debt, as noted above.

              The Fund maintains cash balances to fund its operating and investing activities including the costs of tenant improvements and leasing commissions, costs which must be disbursed prior to the collection of any resultant revenues. Management believes that cash balances, cash generated from operating activities in 1997, and its borrowing capacity will be adequate to fund its current operating needs.

     Forward-Looking Information

              Information or statements provided by or on behalf of the Fund from time to time may contain certain "forward-looking" information, including information relating to anticipated growth in revenues or net income, anticipated disposition of Properties, anticipated expense levels, and expectations regarding real estate market conditions, as well as statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. The cautionary statements provided below are being made pursuant to the Private Securities Litigation Reform Act of 1995 (the "Act") and with the intention of obtaining the benefits of the "safe harbor" provisions of the Act for any such forward-looking information. Many of the following important factors discussed below as well as other factors have also been discussed in the Fund's prior public filings. The Fund cautions readers that any forward-looking information provided by or on behalf of the Fund is not a guarantee of future performance and that actual results may differ materially from those in the forward-looking information as a result of various factors, including but not limited to those discussed below. Further, such forward-looking statements speak only as of the date on which such statements are made, and the Fund undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

              The Fund's future revenues may fluctuate due to factors such as: changes in demand for space in the Fund's Properties prior to the consummation of the Sale, due to either local conditions or general economic trends; changes in the terms of the Sale including, without limitation, a change in the purchase price under the Purchase and Sale Agreement; or significant delay in the expected consummation of the Sale.

              The Fund's future operating results (prior to the consummation of the Sale) are also dependent upon the level of operating expenses which are subject to fluctuation for the following or other reasons: expenses and capital costs, including depreciation, amortization and other non-cash charges, incurred by the Fund to maintain its Properties and procure tenants and purchasers; assessed value of real estate or local tax rates; and costs of environmental remediation.









































                                  BUSINESS

              The Fund was formed on June 14, 1989, under the MGCL for the primary purpose of investing in quality income-producing properties that its adviser believed were priced below their intrinsic worth. On November 1, 1989, the Fund commenced an offering of $25,000,000 of Shares ($12.50 per share) pursuant to a Registration Statement on Form S-11 under the Securities Act of 1933, as amended. The gross proceeds from the initial public offering totaled $16,510,000, including $200,000 invested by the Investment Manager in connection with the original capitalization of the Fund. The initial public offering terminated on April 30, 1990, and additional Shares have been sold only in connection with the Fund's Reinvestment Plan. As of July 2, 1997, 1,600,062 Shares were outstanding, and there were 2,586 Stockholders of record.

              In December 1991, LaSalle entered into a contract with the Fund to perform day-to-day management and real estate advisory services for the Fund under the supervision of Corporate management and its affiliates. LaSalle's duties under the contract include acquisition, disposition, and asset management services, including recordkeeping, contracting with tenants and service providers, and preparation of financial statements and other reports for management use. Management of the Fund continues to be responsible for overall supervision and administration of the Fund's operations, including setting policies and making all acquisition and disposition decisions. The Investment Manager continues to provide administrative, advisory, and oversight services to the Fund. Under the Fund's contract with the Investment Manager, payment of advisory fees and expense reimbursements is subject to expense limitations adopted by the Fund pursuant to Guidelines promulgated by the North American Securities Administration Association ("NASAA").

              Disposition Fees of approximately $168,000 payable by the Fund in connection with the Sale will be paid 25% to LaSalle and 75% to the Investment Manager. Payment of the Disposition Fees is also contractually subject to limitations adopted by the Fund pursuant to the NASAA Guidelines.

              In 1994, the Fund owned interests in four Properties:
     Valley Business Center, Buckley Square, Post Oak Place, and Gatehall I, and each of these investments accounted for 15% or more of the Fund's revenue. In June 1995, the Fund acquired Buschwood III, and in that year Valley Business Center, Buckley Square and Gatehall I each accounted for 15% or more of the Fund's revenue. In 1996, each Property except Post Oak Place accounted for more than 15% of the Fund's revenue. In 1994 and 1995 no tenant accounted for 10% or more of the Fund's revenues. In 1996 only one tenant, Liberty Mutual at Buschwood III, produced more than 10% of the Fund's revenue related to real estate activity, producing 10.1% of such revenue.

              For a description of the Fund's current plan for disposing of its operating properties, see "PROPOSAL 1: APPROVAL OF THE TRANSACTION-Background of the Disposition Plan" and "- Background of the Sale."



























































              VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

              On the Record Date, there were 1,600,062 Shares issued and outstanding, all of which are entitled to be voted at the Annual Meeting. At the Record Date, no executive officer or director of the Fund beneficially owned 1% or more of the outstanding Shares, except that James S. Riepe, the Chairman of the Board and President of the Fund, beneficially owned 16,800 Shares, including 16,000 Shares owned of record by the Investment Manager, with respect to which Mr. Riepe has joint voting and investment power, and as to which Mr. Riepe disclaims beneficial ownership. Such Shares constitute 1% of the outstanding Shares of the Fund. At the Record Date, all other officers and directors of the Fund, as a group, beneficially owned 374 Shares (less than 1% of the outstanding Shares). At the Record Date, approximately 599,374 Shares, representing 37% of the outstanding Shares, were registered to the T. Rowe Price Trust Company as Custodian for participants in the T. Rowe Price Funds Individual Retirement Accounts, as Custodian for participants in various 403(b)(7) plans, and as Custodian for various profit sharing and money purchase plans. The T. Rowe Price Trust Company has no beneficial interest in such accounts and no control over investment decisions with respect to such accounts, nor any other accounts for which it may serve as trustee or custodian with respect to an investment in the Fund. All officers and directors of the Fund intend to vote their Shares, and Mr. Riepe intends to vote the Shares owned of record by the Investment Manager, in favor of each of the proposals to be considered at the Annual Meeting.

                                 LITIGATION

              The Fund is not currently involved in any pending legal proceedings, other than ordinary routine litigation incidental to the business of the Fund, which management believes are, individually or in the aggregate, material to the Fund's financial condition or results of operations.

           OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

              The Board of Directors knows of no other business to be presented at the Annual Meeting, but if any other matters should properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy card will vote the same in accordance with their own judgment and their discretion, and authority to do so is included in the proxy.

              INFORMATION CONCERNING PROPOSALS OF STOCKHOLDERS

              If the Sale is consummated and the Dissolution completed as described herein, no additional Annual Meetings of















     Stockholders would be expected to take place in the future. However, in the event a 1998 Annual Meeting of Stockholders is scheduled, Stockholders will be entitled to present proposals for consideration at that meeting. Any such proposal to be included in the proxy statement for the meeting must be submitted in writing to the Secretary of the Fund at the Fund's principal executive offices on or before February 13, 1998. It is suggested that such proposal be sent by Certified Mail, Return Receipt Requested.

























































                           AVAILABLE INFORMATION

              The Fund is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should be available at the Commission's regional offices at 500 West Madison, 14th Floor, Chicago, Illinois 60661-2511 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov".

              The Commission permits the Fund to "incorporate by reference" information into this Proxy Statement, which means that the Fund can disclose important information to Stockholders by referring them to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this Proxy Statement, except for any information superseded by information in this Proxy Statement.

              The following documents, which have been filed with the Securities and Exchange Commission, contain important information about the Fund and its financial condition and are hereby incorporated herein by reference:

            (i) The Fund's Annual Report on Form 10-K for the year ended December 31, 1996 (Commission File No. 0-19180).

            (ii) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1996, including the Fund's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997.

            The Fund also hereby incorporates by reference all additional reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act that it may file with the Commission between the date of this Proxy Statement and the date of the Annual Meeting.

            A Stockholder of the Fund may obtain any of the documents incorporated by reference through the Fund or the Commission. Documents incorporated by reference are available from the Fund without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone from T. Rowe Price Renaissance Fund, Ltd., Post















     Office Box 89000, Baltimore, Maryland 21289-0270, telephone number 1-800-962-8300.

            If you would like to request documents from the Fund, please do so by September 3, 1997 to receive them before the Annual Meeting.


                                                     By Order of the
     Board of Directors



                                                     Lenora V. Hornung
                                                     Secretary

     Baltimore, Maryland
     July 28, 1997

















































                       INDEX TO FINANCIAL STATEMENTS


     Financial Statements                                     Page No.

            Independent Auditors' Report . . . . . . . . . . . . . F-1

            Consolidated Balance Sheets at
                  December 31, 1996 and 1995 . . . . . . . . . . . F-2

            Consolidated Statements of Operations
                  for each of the three years in the
                  period ended December 31, 1996 . . . . . . . . . F-3

            Consolidated Statements of Stockholders'
                  Equity for each of the three years
                  in the period ended December 31, 1996  . . . . . F-4

            Consolidated Statements of Cash Flows
                  for each of the three years in the
                  period ended December 31, 1996 . . . . . . . . . F-5

            Notes to Consolidated Financial Statements . . . . . . F-6

            Condensed Consolidated Balance Sheets at
                  March 31, 1997 and December 31, 1996 (unaudited)
                                                                  F-10

            Condensed Consolidated Statements of
                  Operations for the three months ended
                  March 31, 1997 and March 31, 1996 (unaudited)   F-11

            Condensed Consolidated Statement of Stockholders'
                  Equity for the three months ended
                  March 31, 1997 (unaudited) . . . . . . . . . .  F-12

            Condensed Consolidated Statements of Cash Flows
                  for the three months ended March 31, 1997
                  and March 31, 1996 (unaudited) . . . . . . . .  F-13

            Notes to Condensed Consolidated Financial
                   Statements (unaudited)  . . . . . . . . . . .  F-14

























     INDEPENDENT AUDITORS' REPORT

     To the Stockholders
     T. Rowe Price Renaissance Fund, Ltd.,
     A Sales-Commission-Free Real Estate Investment:

     We have audited the accompanying consolidated balance sheets of
     T. Rowe Price Renaissance Fund, Ltd., A Sales-Commission-Free Real Estate Investment and its consolidated partnership, as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Fund's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of T. Rowe Price Renaissance Fund, Ltd., A Sales-Commission-Free Real Estate Investment and its consolidated partnership as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

     KPMG Peat Marwick LLP

     Chicago, Illinois
     January 24, 1997
























                        CONSOLIDATED BALANCE SHEETS
                      (In thousands except share data)

                                              December 31, December 31,
                                              1996         1995
                                              ___________  ____________
     Assets

     Real Estate Property Investments
       Land  . . . . . . . . . . . . . .    $    5,438     $  6,037
       Buildings and Improvements  . . .        16,245       15,971
                                              ________     _________
                                                21,683       22,008
       Less:  Accumulated Depreciation
         and Amortization                       (1,866)     (1,387)
                                               _______    _________
                                                19,817       20,621
       Held for Sale                                 -        5,332
                                               _______     ________

                                                19,817       25,953
     Cash and Cash Equivalents                   2,738        1,608
     Accounts Receivable
     (less allowances of $10 and $11)              277          281
     Other Assets                                  148          194
                                              ________     ________
                                              $ 22,980     $ 28,036
                                              ________     ________
                                              ________     ________




































                                            December 31,   December 31,
                                            1996           1995
                                            ___________    ____________

     Liabilities and Stockholders' Equity

     Liabilities
       Mortgage Loans Payable                 $  4,106     $  8,976
       Security Deposits and Prepaid Rents         268          326
       Accrued Real Estate Taxes                   175          284
       Accounts Payable and
         Other Accrued Expenses                    346          285
       Dividends Declared                        1,514           76
       Minority Interest                             -          541
                                               _______     ________
     Total Liabilities                           6,409       10,488
                                               _______     ________
     Stockholders' Equity
       Common Stock, $.001 Par Value,
         Authorized 5,500,000 Shares;
          Issued and Outstanding 1,529,446
         and 1,527,191 Shares                        1            1
       Additional Paid-In Capital               18,526       18,447
       Dividends in Excess of Net Income        (1,956)       (900)
                                              ________     ________

     Total Stockholders' Equity                 16,571       17,548
                                              ________     ________

                                              $ 22,980     $ 28,036
                                              ________     _________
                                              ________     _________

     The accompanying notes are an integral part of the consolidated financial statements.
































                    CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands except per-share amounts)

                                          Years Ended December 31,
                                          1996      1995      1994
                                       _________ _________  _________
     Revenues

     Rental Income . . . . . . . .     $  5,231  $   4,822  $   3,246
     Interest Income . . . . . . .           89         56        118
                                      _________  _________  _________
                                          5,320      4,878      3,364
                                      _________  _________  _________
     Expenses

     Property Operating
       Expenses  . . . . . . . . .        2,055      1,749        948
     Real Estate Taxes . . . . . .          512        566        373
     Depreciation and
       Amortization  . . . . . . .          816        807        466
     Decline of Property
       Values  . . . . . . . . . .          907          -          -
     Investment Advisory Fees  . .          280        251        157
     Fund Management Expenses  . .          203        169        202
     Interest Expense  . . . . . .          705        588        262
     Amortization of
       Organization Costs  . . . .            -         23         45
     Minority Interest in
       Operations  . . . . . . . .           65         47         51
                                      _________  _________  _________
                                          5,543      4,200      2,504
         . . . . . . . . . . . . .     _________ _________  _________

     Income (Loss) from Operations
     before Gain on Real Estate Sold       (223)       678        860
     Gain on Real Estate Sold
       (Net of minority interest
       of $309)  . . . . . . . . .        1,368          -          -
                                      _________  _________  _________
     Net Income  . . . . . . . . .     $  1,145  $     678  $     860
                                      _________  _________  _________
                                      _________  _________  _________























                                         Years Ended December 31,
                                          1996      1995      1994
                                       _________ _________  _________
     Activity per Share

     Net Income                          $0.75     $0.45        $0.58
                                       _________ _________  _________
                                       _________ _________  _________

     Dividends Declared                  $1.44     $0.59        $0.64
                                       _________ _________  _________
                                       _________ _________  _________

     Weighted Average Number of
     Shares Outstanding                1,529,663 1,509,428  1,487,108
                                       _________ _________  _________
                                       _________ _________  _________

     The accompanying notes are an integral part of the consolidated financial statements.














































               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (In thousands except share data)

                                             AdditionalDividends
                                Common Stock  Paid-In In Excess
                                                        Of Net
                               Shares Amount   Capital  Income  Total
                               ______ _____    ______   _____   _____

     Balance,
       December 31, 1993     1,479,199  $1   $17,727  $(597)  $17,131
     Net Income                      -   -         -    860       860
     Dividend
       Reinvestments            45,557   0       565      -       565
     Share Repurchases         (38,013)  0     (404)      -     (404)
     Dividends Declared              -   -        -    (950)    (950)
                              ________ ___ _______ ________    ______
     Balance,
       December 31, 1994     1,486,743   1   17,888    (687)   17,202
     Net Income                      -   -        -     678       678
     Dividend Reinvestments     59,602   0      787       -       787
     Share Repurchases         (19,154)  0     (228)      -     (228)
     Dividends Declared              -   -          -  (891)    (891)
                              ________  ___  ______________    ______
     Balance,
       December 31, 1995     1,527,191   1   18,447    (900)   17,548
     Net Income                      -   -        -   1,145     1,145
     Dividend
       Reinvestments            39,491   0      523       -       523
     Share Repurchases         (37,236)  0     (444)      -     (444)
     Dividends Declared              -   -        -  (2,201)  (2,201)
                              ________ ___  _______________    ______
     Balance,
      December 31, 1996      1,529,446 $1   $18,526  $(1,956)  $16,571
                              ________ ___  _______________    ______
                              ________ ___  _______________    ______

     The accompanying notes are an integral part of the consolidated financial statements.




























                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (In thousands)

                                             Years Ended December 31,
                                              1996     1995    1994
                                             _______ _______  _______
     Cash Flows from Operating Activities

     Net Income  . . . . . . . . . . . .    $ 1,145  $  678   $  860
     Adjustments to Reconcile Net Income
       to Net Cash Provided by Operating
       Activities
          Depreciation and Amortization         816     807      466
          Decline of Property Values . .        907       -        -
          Amortization of Organization
            Costs  . . . . . . . . . . .          -      23       45
          Minority Interest in
            Operations   . . . . . . . .         65      47       51
          Gain on Real Estate Sold . . .     (1,368)      -        -
          Change in Accounts Receivable,
            Net of Allowances  . . . . .          4     (99)    (79)
          Change in Other Assets . . . .         46     (37)      53
          Change in Security Deposits and
            Prepaid Rents  . . . . . . .        (58)     32      131
          Change in Accrued Real Estate
            Taxes  . . . . . . . . . . .       (109)      2       10
          Change in Accounts Payable and Other
            Accrued Expenses   . . . . .         61     (12)       8
                                            _______ _______  _______
     Net Cash Provided by Operating
       Activities  . . . . . . . . . . .      1,509   1,441    1,545
                                            _______ _______  _______

































                                             Years Ended December 31,
                                              1996     1995    1994
                                             _______ _______  _______


     Cash Flows from Investing Activities

     Proceeds from Property
       Disposition   . . . . . . . . . .      7,036       -        -
     Investments in Real Estate  . . . .       (946) (6,070) (6,222)
                                            _______ _______  _______
     Net Cash Provided by (Used in)
       Investing Activities  . . . . . .      6,090  (6,070) (6,222)
                                            _______ _______  _______
     Cash Flows from Financing Activities

     Dividends Paid  . . . . . . . . . .       (763) (1,141)   (830)
     Dividend Reinvestments  . . . . . .        523     787      565
     Share Repurchases . . . . . . . . .       (444)   (228)   (404)
     Minority Interest Distributions . .       (915)    (54)    (37)
     Proceeds of Mortgage Loan, Net of
       Debt Issuance Costs   . . . . . .          -   5,459    1,400
     Repayment of Mortgage Loan  . . . .     (4,870)    (46)       -
                                            _______ _______  _______
     Net Cash Provided by (Used in)
       Financing Activities  . . . . . .     (6,469)  4,777      694
                                            _______ _______  _______
     Cash and Cash Equivalents

     Net Increase (Decrease)
       during Year   . . . . . . . . . .      1,130     148  (3,983)
     At Beginning of Year  . . . . . . .      1,608   1,460    5,443
                                            _______ _______  _______
     At End of Year  . . . . . . . . . .    $ 2,738  $1,608   $1,460
               . . . . . . . . . . . . .    _______  _______  _______
               . . . . . . . . . . . . .    _______  _______  _______

     The accompanying notes are an integral part of the consolidated financial statements.




























     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     NOTE 1 - ORGANIZATION

     T. Rowe Price Renaissance Fund, Ltd., A Sales-Commission-Free Real Estate Investment (the "Fund"), was incorporated on June 14, 1989, in the state of Maryland. The Fund intends to continue to qualify and elect to be taxed as a Real Estate Investment Trust (REIT) under the Internal Revenue Code of 1986, as amended, and accordingly will not be subject to federal income taxes on amounts distributed to stockholders, provided it distributes at least 95% of its taxable income and meets certain other conditions. The Fund believes that it has met the requirements for qualification as a REIT from inception through December 31, 1996. The Fund has declared dividends of at least 100% of its taxable income since inception. There are, therefore, no provisions for federal income taxes in the accompanying consolidated financial statements.

          T. Rowe Price Real Estate Group, Inc., a wholly-owned subsidiary of T. Rowe Price Associates, Inc. (the "Sponsor"), provided the initial capital for the Fund through its purchase of 16,000 shares of common stock at $12.50 per share.

          The Fund has a reinvestment plan whereby stockholders may elect to have dividends automatically reinvested in additional shares of the Fund, or fractions thereof, instead of receiving cash payments. Through December 31, 1996, 336,806 shares had been purchased under this plan for total reinvestment of $4,218,000. The purchase price of shares acquired through the reinvestment plan is established at least annually by the Fund's Board of Directors based upon its estimate of the fair market value of the net assets of the Fund.

          The Fund also provides a Liquidity Enhancement Plan (the "Plan") pursuant to which stockholders may request that the Fund repurchase their shares. The Fund utilizes reinvestment proceeds to repurchase shares of stock. Through December 31, 1994, shares were repurchased at the lesser of 90% of the estimated fair market value or $10.625 per share. Subsequently, the repurchase price of a share has been 90% of the estimated fair market value of the share, which during 1996 was $11.93 per share. As of December 31, 1996, 129,919 shares had been repurchased under the Plan for a total cost of $1,453,000.

     NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Fund's financial statements are prepared in accordance with generally accepted accounting principles which requires the use of estimates and assumptions by the Fund's management.
















          The consolidated financial statements include the accounts of the Fund and the accounts of Buckley Square Associates, a Colorado general partnership, in which the Fund had a 90% controlling general partnership interest until its disposition in late 1996.

          The Fund will review its real estate property investments for impairment whenever events or changes in circumstances indicate that the property carrying amounts may not be recoverable. Such a review will result in the Fund recording a provision for impairment of the carrying value of its real estate property investments if the estimated future cash flows from a property's operations and projected sale are less than the property's net carrying value. Whenever a provision for impairment is recorded, the estimated fair value of the property will become its new cost basis. The Fund's management believes that the estimates and assumptions used in evaluating the carrying value of the Fund's properties are appropriate; however, changes in market conditions and circumstances could occur in the near term which would cause these estimates to change.

          Depreciation is calculated primarily on the straight-line method over the estimated useful lives of buildings and improvements, which range from five to 40 years. Lease commissions and tenant improvements are capitalized and amortized over the life of the lease using the straight-line method.

          On January 1, 1996, the Fund adopted Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the
     Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The impact of adopting this SFAS is that depreciation expense is not recognized on properties held for sale after 1995.

          Cash equivalents consist of all short-term, highly liquid investments including money market mutual funds and marketable U.S. Treasury debt securities with maturities at the time of acquisition of three months or less. The cost of such investments approximates fair value.

          The Fund uses the allowance method of accounting for doubtful accounts. Provisions for uncollectible tenant receivables in the amounts of $78,000, $6,000, and $16,000 were recorded in 1996,
     1995, and 1994, respectively. Bad debt expense is included in Property Operating Expenses.

          Rental income is recognized on a straight-line basis over the term of each lease. Rental income accrued, but not yet billed, is included in Other Assets and aggregates $86,000 and $94,000 at December 31, 1996 and 1995, respectively.

          Organization costs were amortized over a five-year period.















     NOTE 3 - TRANSACTIONS WITH RELATED PARTIES

     Pursuant to contracts executed in 1991, the Fund pays advisory fees to T. Rowe Price Real Estate Group, Inc. (the "Investment Manager"), an affiliate of the Fund's Sponsor, and LaSalle Advisors Limited Partnership (the "Investment Advisor"). The Investment Manager provides communications, cash management, administrative, and other related services to the Fund for an advisory fee of .45% per year of the fair market value, as defined, of the Fund's assets and earned $133,000, $119,000, and $75,000 in 1996, 1995, and 1994, respectively. The Investment Advisor provides the Fund with real estate advisory, accounting, and other related services for an advisory fee of .50% per year of the fair market value, as defined, of the Fund's assets and earned $147,000, $132,000, and $82,000 in 1996, 1995, and 1994,
     respectively. Recognition of these investment advisory fees is subject to limitations adopted by the Fund pursuant to guidelines promulgated by the North American Securities Administrators Association.

          An affiliate of the Investment Manager earned a normal and customary fee of $3,000, $4,000, and $7,000 from the money market mutual funds in which the Fund made its interim cash investments during 1996, 1995, and 1994, respectively.

          The Fund also reimburses the Investment Manager and Investment Advisor for certain defined expenses incurred in operating and administering the affairs of the Fund. Expense reimbursements for the Investment Manager totaled $40,000, $32,000, and $26,000 for 1996, 1995, and 1994, respectively. Reimbursements for the Investment Advisor totaled $30,000 for each of the last three years.

          In addition, the Fund is obligated to pay acquisition fees for services rendered in connection with the purchase of properties. Acquisition fees equal two percent of the aggregate proceeds from the sale of common stock, issuance of debt and reinvestment of dividends which are used by the Fund to acquire properties. In 1995, the Investment Manager and Investment Advisor each received $52,500 in connection with the Buschwood III acquisition and in 1994 received $23,000 and $58,000, respectively, related to the Gatehall I purchase.

          One director of the Fund is also a director of the Investment Manager and its affiliates. Certain officers of the Fund are also officers of the Investment Manager or its affiliates.

     NOTE 4 - PROPERTY DISPOSITION

     In November 1996, Buckley Square was sold, and the Fund received net proceeds of $6,189,000 for its 90% interest. The net book value of the Fund's interest at the date of sale was $4,821,000 after deduction of accumulated depreciation and minority interest. Accordingly, the Fund recognized a $1,368,000 gain on the sale of this property in the fourth quarter of 1996. Proceeds from this property sale will be distributed in January 1997 to Fund shareholders in the amount of $1,394,000, the gain on disposition for tax purposes. Proceeds of $4,552,000 were used to repay a significant portion of the Fund's outstanding debt in 1996. Subsequent to December 31, 1996, the residual proceeds of $243,000 were also used to reduce debt.



     NOTE 5 - PROPERTY VALUATIONS

     Based upon a review of current market conditions, estimated holding period, and future performance expectations, the Fund's management has determined that the net carrying value of Post Oak Place may not be fully recoverable from future operations and disposition and recognized an impairment charge of $907,000 in 1996.

     NOTE 6 - REAL ESTATE PROPERTY INVESTMENTS AND MORTGAGE LOANS
     PAYABLE

     The Fund entered into a Note and Deed of Trust in conjunction with the acquisition of Valley Business Center in 1990. The $2.1 million non-recourse loan bears interest at a rate of 9.875% per annum and is secured by the Fund's interest in the property. The loan requires monthly interest payments with full principal due on September 15, 1997.

          On August 19, 1994, the Fund acquired Gatehall I, an office building located in Parsippany, New Jersey, for $5,795,000, including the proceeds of a $1,422,000 bank borrowing. On June 29, 1995, the Fund acquired Buschwood III, an office building located in Tampa, Florida, for $5,536,000, primarily from the proceeds of a $5,500,000 bank borrowing which was combined with the Gatehall I loan for an aggregate borrowing of $6,922,000. The new mortgage loan is secured by both properties and bears interest at the Fund's option of either LIBOR plus 1.75% for up to six months or the prime rate plus .25%. Monthly payments include principal in the amount of $9,200 plus accrued interest. The remaining principal balance is due in June 1998. The debt terms also require that a significant portion of any proceeds from the sale of Valley Business Center be applied as a repayment of the outstanding principal balance. At December 31, 1996, outstanding borrowings under this loan agreement were $2,006,000.

          Debt issuance costs are amortized on a straight-line basis over the expected life of the related loan. Unamortized amounts are included in Other Assets and aggregate $14,000 at December 31, 1996 and $63,000 at December 31, 1995.

          Interest paid on mortgage loans totaled $707,000, $508,000, and $234,000 in 1996, 1995, and 1994, respectively.

     NOTE 7 - LEASES

     Future minimum rentals (in thousands) to be received by the Fund under noncancelable operating leases in effect at December 31, 1996 are:

                    1997             $  3,139
                    1998                2,413
                    1999                1,520
                    2000                  573
                    2001                  204
                 Thereafter                 -
                                      _______

                   Total             $  7,849
                                      _______
                                      _______

     NOTE 8 - RECONCILIATION OF FINANCIAL STATEMENT TO TAXABLE INCOME

     As described in Note 1, the Fund intends to continue to be taxed as a REIT. Accordingly, the Fund has not provided for an income tax liability; however, certain timing differences exist between amounts reported for financial statements and federal income tax purposes. These differences are summarized below for the last three years:

                                     1996     1995      1994
                                   ________ ________  ________
                                         (in thousands)

     Book net income . . . . .     $ 1,145   $  678    $  860
     Decline in property
       value   . . . . . . . .         907        -         -
     Depreciation  . . . . . .         140      192        44
     Other items . . . . . . .           8       21        45
                                  ________ ________  ________
     Taxable income
       before REIT dividend
       deduction   . . . . . .     $ 2,200   $  891    $  949
                                  ________ ________  ________
                                  ________ ________  ________


















     NOTE 9 - DIVIDEND DECLARATION

     The Fund declared a quarterly cash dividend of $.99 per share, including $.912 related to the gain on the Buckley Square sale, payable to stockholders of record at December 31, 1996. The dividend will be paid in January 1997.





























































                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                  Unaudited
                      (In thousands except share data)

                                    March 31,  December 31,
                                       1997        1996
                                   ___________  ___________

     Assets

     Real Estate Property
     Investments
        Land . . . . . . . . . .    $   5,438   $    5,438
        Buildings and
          Improvements . . . . .       16,415       16,245
                                      _______

                                       21,853       21,683

        Less: Accumulated
        Depreciation and
          Amortization . . . . .       (2,064)      (1,866)
                                      _______       _______

                                       19,789       19,817
     Cash and Cash
        Equivalents  . . . . . .        1,784        2,738

     Accounts Receivable (less
        allowances of $10
        and $10) . . . . . . . .          222          277
     Other Assets  . . . . . . .          118          148
                                      _______        _______

                                    $  21,913   $   22,980
                                      _______     _______
                                      _______     _______





























                                    March 31,   December 31,
                                    1997        1996
                                    ___________ ___________

     Liabilities and
        Stockholders' Equity

     Liabilities
        Mortgage Loans
          Payable                   $   3,462   $    4,106
        Security Deposits and
          Prepaid Rents                   226          268
        Accrued Real Estate
          Taxes                           122          175
        Accounts Payable and
          Other Accrued
          Expenses                        267          346
        Dividends Declared                  -        1,514
                                      _______      _______

     Total Liabilities                  4,077        6,409
                                      _______       _______

     Stockholders' Equity
        Common Stock, $.001 Par
          Value, Authorized
          5,500,000 Shares;
          Issued and Outstanding
          1,607,757 and
          1,529,446 Shares                  1            1
        Additional Paid-In
          Capital                      19,507       18,526
        Dividends in Excess
          of Net Income                (1,672)      (1,956)
                                      _______       _______

     Total Stockholders' Equity        17,836       16,571
                                      _______       _______

                                    $  21,913   $   22,980
                                      _______       _______
                                      _______       _______

     See accompanying notes to condensed consolidated financial statements.




















               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  Unaudited
                   (In thousands except per-share amounts)

                                       Three Months Ended
                                           March 31,

                                         1997     1996
                                         ____     _____
     Revenues

     Rental
         Income  . . . . . . . . .    $  1,045   $ 1,304
     Interest Income . . . . . . .          32        26
                                      ________  ________
                                         1,077     1,330
                                      ________  ________
     Expenses
     Property Operating
         Expenses  . . . . . . . .         295       519
     Real Estate Taxes . . . . . .         105       192
     Depreciation and
         Amortization  . . . . . .         198       164
     Investment Advisory Fees  . .          57        70
     Fund Management Expenses  . .          51        37
     Interest Expense  . . . . . .          87       199
     Minority Interest . . . . . .           -        20
                                      ________  ________
                                           793     1,201
                                      ________  ________

     Net Income  . . . . . . . . .    $    284   $   129
                                      ________  ________
                                      ________  ________

     Activity per Share
     Net Income  . . . . . . . . .    $   0.18   $  0.08
                                      ________  ________
                                      ________  ________

     Dividends Declared  . . . . .           -   $  0.15
                                      ________  ________
                                      ________  ________
     Weighted Average Number
         of Shares
         Outstanding . . . . . . .   1,586,874 1,525,199
                                      ________  ________
                                      ________  ________

     See accompanying notes to condensed consolidated financial statements.
















          CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  Unaudited
                      (In thousands except share data)


                                               Dividends
                                     Additionalin Excess
                        Common Stock  Paid-In    of Net
                       Shares  Amount Capital    Income  Total
                       ______   _____  ______   _______  _____
     Balance,
       December 31,
       1996  . . . . 1,529,446  $ 1  $18,526  $ (1,956)$ 16,571
     Net Income  . .         -    -        -       284      284
     Dividend
       Reinvest-
       ments   . . .    83,489    0    1,039         -    1,039
     Share
       Repur-
       chases  . . .    (5,178)   0      (58)        -      (58)
                      ________  ____ _______   _______  _______

     Balance,
       March 31,
       1997  . . . . 1,607,757  $ 1  $19,507  $ (1,672)$ 17,836
                      ________ ____  _______   _______  _______
                      ________ ____  _______   _______  _______

     See accompanying notes to condensed consolidated financial statements.



































               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  Unaudited
                               (In thousands)

                                        Three Months Ended
                                             March 31,
                                           1997     1996
                                         ________ ________

     Cash Flows from Operating
        Activities

     Net Income  . . . . . . . . . .    $    284   $   129
     Adjustments to Reconcile
        Net Income to Net Cash
          Provided by Operating
        Activities
          Depreciation and
            Amortization   . . . . .         198       164
          Minority Interest's Share
            of Net Income  . . . . .           -        20
          Change in Accounts Receivable,
            Net of Allowances  . . .          55        (8)
          Decrease in Other Assets .          30        14
          Decrease in Security Deposits
            and Prepaid Rents  . . .         (42)       (3)
          Decrease in Accrued Real
            Estate Taxes   . . . . .         (53)      (67)
          Decrease in Accounts Payable
            and Other Accrued
            Expenses   . . . . . . .         (79)       (9)
                                        ________   ________
     Net Cash Provided by Operating
        Activities . . . . . . . . .         393       240
                                        ________   ________
     Cash Flows Used in Investing
        Activities

     Investments in Real Estate  . .        (170)      (80)
                                        ________   ________
     Cash Flows from Financing
        Activities
     Dividends Paid  . . . . . . . .      (1,514)      (76)
     Reinvestments in Shares . . . .       1,039        54
     Repurchases of Shares . . . . .         (58)      (79)
     Minority Interest Distribution            -       (21)
     Repayment of Mortgage Loan  . .        (644)     (228)
                                        ________  ________
     Net Cash Used in Financing
        Activities . . . . . . . . .      (1,177)     (350)
                                        ________  ________
















                                           Three Months Ended
                                                  March 31,
                                           1997     1996
                                         ________ ________

     Cash and Cash Equivalents

     Net Decrease during Period            (954)      (190)
     At Beginning of Year                  2,738      1,608
                                         ________     ________

     At End of Period$                     1,784      $1,418
                                         ________     ________
                                         ________     ________

     See accompanying notes to condensed consolidated financial statements.
















































            NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  Unaudited

     The unaudited interim condensed consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. All such adjustments are of a normal, recurring nature.

     The unaudited interim financial information contained in the accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements contained in the 1996 Annual Report to Stockholders.

     NOTE 1 - TRANSACTIONS WITH RELATED PARTIES AND OTHER

     Pursuant to contracts executed in 1991, the Fund pays advisory fees to T. Rowe Price Real Estate Group, Inc. (the "Investment Manager"), an affiliate of the Fund's Sponsor, and LaSalle Advisors Limited Partnership (the "Investment Advisor"). The Investment Manager provides communications, cash management, administrative, and other related services to the Fund for an advisory fee of .45% per year of the fair market value, as defined, of the Fund's assets and earned $27,000 for the first three months of 1997. The Investment Advisor provides the Fund with real estate advisory, accounting, and other related services for an advisory fee of .50% per year of the fair market value, as defined, of the Fund's assets and earned $29,000 for the first three months of 1997. Recognition of these investment advisory fees is subject to limitations adopted by the Fund pursuant to guidelines promulgated by the North American Securities Administrators Association.

     An affiliate of the General Partner earned a normal and customary fee of $1,000 from the money market mutual funds in which the Partnership made its interim cash investments during the first three months of 1997.

     The Fund also reimburses the Investment Manager and Investment Advisor for certain defined expenses incurred in operating and administering the affairs of the Fund. Expense reimbursements for the Investment Manager and Investment Advisor totaled $6,000 and $5,000, respectively, for the first three months of 1997.

     NOTE 2 - REAL ESTATE PROPERTY INVESTMENTS

     On April 11, 1997, the Fund entered into a contract with a buyer for the sale of its four properties at a sales price of $27,150,000 before selling expenses. The transaction is subject to further due diligence by the buyer and approval of the stockholders which could result in changes to or the cancellation of the contract. If the transaction is closed, the Fund will have sold all of its real estate property investments and will begin liquidation.































































     Legg Mason Wood Walker, Incorporated
     111 South Calvert Street
     Baltimore, MD  21203-1476
                                                 July 21, 1997


     Board of Directors
     T. Rowe Price Renaissance Fund, Ltd.
     100 East Pratt Street
     Baltimore, Maryland  21202
     Attention: Mr. James S. Riepe, Chairman

     Gentlemen:

         We understand that T. Rowe Price Renaissance Fund, Ltd., A Sales-Commission-Free Real Estate Investment (the "Fund") and Glenborough Realty Trust Incorporated and Glenborough Properties, L.P. (collectively, the "Acquiror") have entered into an agreement dated as of April 11, 1997 (the "Agreement"), which provides that the Fund will sell all of its real estate assets (the "Properties") to the Acquiror for cash consideration of $27,150,000 (the "Sale").

         In connection with the Sale, we have been requested to provide our opinion to the Board of Directors of the Fund (the "Board") regarding the fairness to the Fund and its shareholders, from a financial point of view, of the consideration to be received by the Company in the Sale.

         In conducting our analysis and arriving at the opinion set forth below, we have, among other things:

         (i) reviewed the Agreement;

         (ii) reviewed and analyzed the audited financial statements of the Fund for the years ended December 31, 1995 and 1996;

         (iii)reviewed and analyzed the unaudited consolidated financial statements of the Properties for the three months ended March 31, 1997;

         (iv) reviewed and analyzed certain internal information concerning the business and operations of the Fund and the Properties furnished to us by T. Rowe Price Real Estate Group, Inc. (the "Investment Manager") and by LaSalle Advisors
          Limited ("LaSalle"), including unaudited cash-basis projections for the Properties for the years ending December 31, 1997 through 2007;


















         (v) reviewed and analyzed certain publicly available information concerning the Fund, the Properties and the Acquiror;

         (vi) reviewed and analyzed certain publicly available information concerning the terms of selected merger and acquisition transactions that we deemed relevant to our inquiry;

         (vii)reviewed and analyzed certain selected market purchase price data that we deemed relevant to our inquiry;

         (viii)held meetings and discussions with certain directors, officers and employees of the Investment Manager and LaSalle concerning the operations, financial condition and future prospects of the Properties; and

         (ix) conducted such other financial studies, analyses and investigations, including visits to certain of the Properties, and considered such other information as we deemed appropriate.

         In connection with our review, we relied, without independent verification, on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to Legg Mason by the Investment Manager and LaSalle. Legg Mason assumed that the financial projections (and the assumptions and bases thereof) examined by it were reasonably prepared and reflected the best currently available estimates and good faith judgments of the Investment Manager and LaSalle as to the future performance of the Properties. Legg Mason has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Fund (including the Properties), nor has Legg Mason been furnished with any such independent evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions and circumstances existing and disclosed to us as of the date hereof. Additionally, our opinion does not compare the relative merits of the Sale with those of any other transactions or business strategies available to the Fund as alternatives to the Sale, and we were not requested to, nor did we, solicit the interest of any other party in acquiring the Properties.

         We have acted as financial advisor to the Board and will receive a fee for our services. It is understood that this opinion is provided to the Board in its evaluation of the Sale and our opinion does not constitute a recommendation to any shareholder of the Fund as to whether such shareholder should approve the Sale. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without the prior written consent of Legg Mason;
     provided that this opinion may be included in its entirety in any filing made by the Fund with the Securities and Exchange
     Commission with respect to the Sale and as an appendix to the Fund s proxy statement furnished to shareholders in connection with the Sale.

         Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the Fund in the Sale is fair to the Fund and its shareholders from a financial point of view.

          Very truly yours,


          Legg Mason Wood Walker,Incorporated


            By:/s/ Jeff M. Rogatz
            Jeff M. Rogatz
            Managing Director












































     Appendix II


     Maryland General Corporation Law
     Title 3, Subtitle 2. Rights of Objecting Stockholders


         3-201 "SUCCESSOR" DEFINED.--(a) In this subtitle, except as provided in subsection (b) of this section, "successor" includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.
         (b)When used with reference to a share exchange, "successor" means the corporation the stock of which was acquired in the share exchange.

         3-202 RIGHT TO FAIR VALUE OF STOCK.--(a) Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:
         (1)The corporation consolidates or merges with another corporation;
         (2)The stockholder's stock is to be acquired in a share exchange;
         (3)The corporation transfers its assets in a manner requiring corporate action under Section 3-105(d) of this title;
         (4)The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation; or
         (5)The transaction is governed by Section 3-602 of this title or exempted by Section 3-603(b) of this title.
         (b)(1) Fair value is determined as of the close of business:
         (i)With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the day notice is given or waived under Section 3-106; or
         (ii)with respect to any other transaction, on the day the stockholders voted on the transaction objected to.
         (2)Except as provided in paragraph (3) of this subSection , fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.
         (3)In any transaction governed by Section 3-602 of this title or exempted by Section 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of Section 3-603(b) of this title.
         (c)Unless the transaction is governed by Section 3-602 of this title or is exempted by Section 3-603(b) of this title, a stockholder may not demand the fair value of his stock and is bound by the terms of the transaction if:
         (l)The stock is listed on a national securities exchange or is designated as a national market system security on an interdealer quotation system by the National Association of Securities
     Dealers, Inc.:
         (i)With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary into its parent, on the date notice is given or waived under Section 3-106; or
         (ii)With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;
         (2)The stock is that of the successor in a merger; unless:
         (i)The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or
         (ii)The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor; or
         (3)The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

         3-203 PROCEDURE BY STOCKHOLDER.--(a) A stockholder of a corporation who desires to receive payment of the fair value of his stock under this subtitle:
         (1)Shall file with the corporation a written objection to the proposed transaction:
         (i)With respect to a merger under Section 3-106 of this title of a 90 percent or more owned subsidiary into its parent, within 30 days after notice is given or waived under Section 3-106; or
         (ii)With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered;
         (2)May not vote in favor of the transaction; and
         (3)Within 20 days after the Department accepts the articles for record, shall make a written demand on the successor for payment for payment for his stock, stating the number and class of shares for which he demands payment.
         (b)A stockholder who fails to comply with this Section is bound by the term of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

         3-204 EFFECT OF DEMAND ON DIVIDEND AND OTHER RIGHTS.--A stockholder who demands payment for his stock under this subtitle:
         (1)Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under Section 3-202 of this subtitle; and















         (2)Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.


         3-205 WITHDRAWAL OF DEMAND.--A demand for payment may be withdrawn only with the consent of the successor.

         3-206 RESTORATION OF DIVIDEND AND OTHER RIGHTS.--(a) The rights of a stockholder who demands payment are restored in full, if:
         (1)The demand for payment is withdrawn;
         (2)A petition for an appraisal is not filed within the time required by this subtitle;
         (3)A court determines that the stockholder is not entitled to relief; or
         (4)The transaction objected to is abandoned or rescinded.
         (b)The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

         3-207 PROCEDURE BY SUCCESSOR.--(a)(1) The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.
         (2)The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:
         (i)A balance sheet as of a date not more than six months before the date of the offer;
         (ii)A profit and loss statement for the 12 months ending on the date of the balance sheet; and
         (iii) Any other information the successor considers pertinent.
         (b)The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

         3-208 PETITION FOR APPRAISAL; CONSOLIDATION OF PROCEEDINGS; JOINDER OF OBJECTORS.--(a) Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

















         (b)(1) If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.
         (2)Two or more objecting stockholders may join or be joined in an appraisal proceeding.

         3-209 NOTATION ON STOCK CERTIFICATE.--(a) At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.
         (b) If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

         3-210 APPRAISAL OF FAIR VALUE.--(a) If the court finds that the objecting stockholder is entitled to an appraisal of his stock, it shall appoint three disinterested appraisers to determine the fair value of the stock on terms and conditions the court considers proper. Each appraiser shall take an oath to discharge his duties honestly and faithfully.
         (b)Within 60 days after their appointment, unless the court sets a longer time, the appraisers shall determine the fair value of the stock as of the appropriate date and file a report stating the conclusion of the majority as to the fair value of the stock.
         (c)The report shall state the reasons for the conclusion and shall include a transcript of all testimony and exhibits offered.
         (d)(1) On the same day that the report is filed, the appraisers shall mail a copy of it to each party to the proceedings.
         (2)Within 15 days after the report is filed, any party may object to it and request a hearing.

         3-211 ACTION BY COURT ON APPRAISERS' REPORT.--(a) The court shall consider the report and, on motion of any party to the proceeding, enter an order which:
         (1)Confirms, modifies, or rejects it; and
         (2)If appropriate, sets the time for payment to the stockholder.
         (b)(1) If the appraiser's report is confirmed or modified by the order, judgment shall be entered against the successor and in favor of each objecting stockholder party to the proceeding for the appraised fair value of his stock.
         (2)If the appraiser's report is rejected, the court may:
         (i)Determine the fair value of the stock and enter judgment for the stockholder; or















         (ii)Remit the proceedings to the same or other appraisers on terms and conditions it considers proper.
         (c)(1) Except as provided in paragraph (2) of this subSection , a judgment for the stockholder shall award the value of the stock and interest from the date as to which fair value is to be determined under Section 3-202 of this subtitle.
         (2)The court may not allow interest if it finds that the failure of the stockholder to accept an offer for the stock made under Section 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:
         (i)The price which the successor offered for the stock;
         (ii) The financial statements and other information furnished to the stockholder; and
         (iii) Any other circumstances it considers relevant.
         (d)(1) The costs of the proceedings, including reasonable compensation and expenses of the appraisers, shall be set by the court and assessed against the successor. However, the court may direct the costs to be apportioned and assessed against any objecting stockholder if the court finds that the failure of the stockholder to accept an offer for the stock made under Section 3-207 of this subtitle was arbitrary and vexatious or not in good faith. In making this finding, the court shall consider:
         (i) The price which the successor offered for the stock;
         (ii) The financial statements and other information furnished to the stockholder; and
         (iii) Any other circumstances it considers relevant.
         (2)Costs may not include attorney's fees or expenses. The reasonable fees and expenses of experts may be included only if:
         (i)The successor did not make an offer for the stock under
     Section 3-207 of this subtitle; or
         (ii)The value of the stock determined in the proceeding materially exceeds the amount offered by the successor.
         (e)The judgment is final and conclusive on all parties and has the same force and effect as other decrees in equity. The judgment constitutes a lien on the assets of the successor with priority over any mortgage or other lien attaching on or after the effective date of the consolidation, merger, transfer, or charter amendment.

         3-212 SURRENDER OF STOCK.--The successor is not required to pay for the stock of an objecting stockholder or to pay a judgment rendered against it in a proceeding for an appraisal unless, simultaneously with payment:
         (1)The certificates representing the stock are surrendered to it, indorsed in blank, and in proper form for transfer; or
         (2)Satisfactory evidence of the loss or destruction of the certificates and sufficient indemnity bond are furnished.

         3-213 RIGHTS OF SUCCESSOR WITH RESPECT TO STOCK.--(a) A successor which acquires the stock of an objecting stockholder is entitled to any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under
     Section 3-202 of this subtitle.
         (b)After acquiring the stock of an objecting stockholder, a successor in a transfer of assets may exercise all the rights of an owner of the stock.
         (c)Unless the articles provide otherwise, stock in the successor of a consolidation, merger, or share exchange otherwise deliverable in exchange for the stock of an objecting stockholder, has the status of authorized but unissued stock of the successor. However, a proceeding for reduction of the capital of the successor is not necessary to retire the stock or to reduce the capital of the successor represented by the stock.




















































     PROXY
                    T. ROWE PRICE RENAISSANCE FUND, Ltd.,
               A Sales-Commission-Free Real Estate Investment

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
                                    FUND

         The undersigned, a Stockholder of T. ROWE PRICE RENAISSANCE FUND, Ltd., A Sales-Commission-Free Real Estate Investment, (the "Fund"), hereby appoints James S. Riepe and Jeffrey H. Donahue, and each of them, as proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to cast, as designated below, all of the votes entitled to be cast by the undersigned at the Annual Meeting of Stockholders of the Fund to be held at the offices of T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, Maryland 21202, on September 11, 1997, at 1 p.m., local time, and at any adjournment or postponement thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR IDENTIFIED BELOW AND FOR PROPOSALS 1 AND 3 SET FORTH BELOW.

     The Board of Directors recommends a vote FOR all proposals.

     1. To approve (a) the sale of substantially all of the assets of the Fund, as contemplated by the Purchase and Sale Agreement and Joint Escrow Instructions dated as of April 11, 1997, entered into by the Fund with Glenborough Realty Trust Incorporated and Glenborough Properties, L.P., as the buyers, and (b) the complete liquidation and dissolution of the Fund, all as described in the accompanying Proxy Statement.
     / /  For         / /  Against        / /  Abstain

     2. To elect the following nominees as directors of the Fund to hold office until the next Annual Meeting of Stockholders, if any, and until their successors shall be duly elected and shall qualify.

     FOR all nominees listed below / /
          (except as marked to the contrary below)

          WITHHOLD AUTHORITY / /
          to vote for all nominees listed below

     (INSTRUCTIONS: To withhold authority to vote for any individual nominee strike a line through the nominee s name in the list below.)
     Jeffrey H. Donahue       A. MacDonough Plant       James S. Riepe

















     3. To ratify the appointment of KPMG Peat Marwick LLP as the Fund s independent auditors for the fiscal year ending December 31, 1997 or, in the event the Fund dissolves prior to December 31, 1997, for such shorter period ending on the date of dissolution.
          / /  For          / /  Against          / /  Abstain

     4. Upon such other matters as may properly come before such Annual Meeting or any adjournment or postponement thereof, in the discretion of the proxies.

     (Please date and sign on reverse side)

     Please mark, sign, date and return the proxy card promptly using the enclosed envelope to T. Rowe Price Renaissance Fund, Ltd.
          PROXY Number
          SHARES

     Dated:                 , 1997

     Signature

     Dated:                  , 1997

     Signature

     Please sign EXACTLY as YOUR name appears HEREIN. If signing as attorney, executor, administrator, trustee or guardian, indicate such capacity. All joint tenants must sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or other entity, please sign in partnership or entity name by authorized person.
     The Board of Directors requests that you fill in the date and sign the proxy and return it in the enclosed envelope. IF THE PROXY IS NOT DATED IN THE ABOVE SPACE, IT IS DEEMED TO BE DATED ON THE DAY ON WHICH IT WAS MAILED BY THE FUND.